UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Liquidity Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fellow Stockholders:

We are pleased to invite you to attend the 2019 Annual Meeting of Stockholders of Liquidity Services, Inc. to be held on Thursday, February 21, 2019, at 3:00 p.m., Eastern Time, at the offices of Liquidity Services, Inc. at 6931 Arlington Road, Suite 200, Bethesda, MD 20814.

Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each voting option.

Thank you for your ongoing support and continued interest in Liquidity Services, Inc.

Sincerely,

/s/ WILLIAM P. ANGRICK, III
WILLIAM P. ANGRICK, III Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF LIQUIDITY SERVICES, INC. STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held
on February 21, 2019: This Notice of Annual Meeting of Stockholders and Proxy Statement, Annual
Report and Other Proxy Materials are Available at www.envisionreports.com/LQDT.

Time and Date	3:00 p.m., Eastern Time, on February 21, 2019.

Place	The offices of Liquidity Services, Inc. at 6931 Arlington Road, Suite 200, Bethesda, MD 20814.

Items of Business	•
Elect each of the Class I directors named in the proxy statement to the Board of Directors to hold office until our Annual Meeting of Stockholders in 2022 or until his or her successor has been elected or appointed;

	•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019;
	•	Approve an advisory resolution on executive compensation; and
	•	Transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date
You are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement that may take place only if you were a stockholder as of the close of business on January 8, 2019.

Annual Meeting Admission
You will need an admission ticket or proof of ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a broker, bank or other nominee and you plan to attend the Annual Meeting, you must present proof of your ownership of Liquidity Services stock as of the close of business on January 8, 2019, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. If you would rather have an admission ticket, you may obtain one in advance by mailing a written request, along with proof of your ownership of Liquidity Services stock as of the close of business on January 8, 2019, to: Liquidity Services, Inc., Attn: Jaclyn Kushman, 6931 Arlington Road, Suite 200, Bethesda, MD 20814. All stockholders also must present a form of personal identification to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instruction card as soon as possible. You may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers” beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card. You may revoke a proxy before its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement. Any stockholder attending the Annual Meeting may personally vote on all matters considered, in which event the signed proxy will be revoked.

This Notice of Annual Meeting of Stockholders, proxy statement, proxy card and voting instructions and our 2018 Annual Report are first being mailed on or about January 22, 2019.

By Order of the Board of Directors,

/s/ MARK A. SHAFFER
MARK A. SHAFFER
Vice President, General Counsel and Corporate Secretary

LIQUIDITY SERVICES, INC.
6931 ARLINGTON ROAD, SUITE 200, BETHESDA, MD 20814

PROXY STATEMENT

QUESTIONS AND ANSWERS
Why did I receive these proxy materials?

We are sending you this proxy statement as part of a solicitation by the board of directors of Liquidity Services, Inc. for use at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement that may take place. Unless the context otherwise requires, the terms “us,” “we,” “our” and the “Company” include Liquidity Services, Inc. and its consolidated subsidiaries. The terms “Board of Directors” and “Board” mean the board of directors of the Company.

You are invited to attend our Annual Meeting on Thursday, February 21, 2019, beginning at 3:00 p.m., Eastern Time. The Annual Meeting will be held at the offices of Liquidity Services, Inc. at 6931 Arlington Road, Suite 200, Bethesda, MD 20814.

This Notice of Annual Meeting of Stockholders, proxy statement, proxy card and voting instructions and our 2018 Annual Report are first being mailed on or about January 22, 2019.

Do I need a ticket to attend the Annual Meeting?

You will need an admission ticket or proof of ownership to enter the Annual Meeting. If you plan to attend the Annual Meeting, please vote your proxy prior to the Annual Meeting but keep the admission ticket and bring it with you to the Annual Meeting.

If your shares are held beneficially in the name of a broker, bank or other nominee and you plan to attend the Annual Meeting, you must present proof of your ownership of Company common stock as of the close of business on January 8, 2019, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. If you would rather have an admission ticket, you may obtain one in advance by mailing a written request, along with proof of your ownership of Company stock, to:

Liquidity Services, Inc. Attn: Jaclyn Kushman 6931 Arlington Road, Suite 200 Bethesda, MD 20814

All stockholders also must present a form of personal identification to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who may vote at the Annual Meeting?

Holders of Company common stock at the close of business on January 8, 2019 (the “Record Date”) are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of the Record Date, there were 33,193,688 shares of common stock outstanding and entitled to vote. All holders of common stock shall vote together as a single class on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares. The Notice of Annual Meeting of Stockholders, proxy statement, proxy card and voting instructions and our fiscal 2018 Annual Report have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Access to the Notice of Annual Meeting of Stockholders, proxy statement, voting instruction card and voting instructions and our fiscal 2018 Annual Report are being provided to you by your bank, broker or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you may direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet (if available).

How do I vote?

You may vote using the following methods:

By Mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy in accordance with the recommendations of the Board of Directors set forth under “What are the voting requirements for the matters to be voted on at the Annual Meeting?” below.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Liquidity Services, Inc., 6931 Arlington Road, Suite 200, Bethesda, MD 20814, Attn: VP, General Counsel and Corporate Secretary.

By Telephone or on the Internet

The telephone and Internet voting procedures established by the Company for stockholders of record authenticate your identity, allow you to give your voting instructions and confirm those instructions have been properly recorded.

You may vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the United States, see your proxy card for additional instructions.

The website for Internet voting is www.envisionreports.com/LQDT for shares you hold directly in your name as the stockholder of record with the Company’s transfer agent, Computershare Trust Company, N.A., and www.edocumentview.com/LQDT for shares you hold as a beneficial owner in street name. Please have your proxy card available when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on February 20, 2019.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee, and we recommend that you follow the voting instructions in the materials you receive from them.

If you vote by telephone or on the Internet, do not return your proxy card or voting instruction card.

In Person at the Annual Meeting

All stockholders of record may vote in person at the Annual Meeting. You will need an admission ticket or proof of ownership to enter the Annual Meeting. If you are a beneficial owner of shares, you must present proof of your ownership of Company stock as of the close of business on January 8, 2019, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. If you would rather have an admission ticket, you may obtain one in advance by mailing a written request, along with proof of your ownership of Company stock as of the close of business on January 8, 2019, to: Liquidity Services, Inc., Attn: Jaclyn Kushman, 6931 Arlington Road, Suite 200, Bethesda, MD 20814. All stockholders also must present a form of personal identification to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

You may also be represented by another person at the Annual Meeting by executing a legal proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to vote at the Annual Meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

• sending written notice to the Corporate Secretary of the Company;

• delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet prior to the Annual Meeting; or

• voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you can revoke your proxy before it is exercised by contacting your broker, bank or other nominee and submitting new voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares represented by properly executed proxies received before the Annual Meeting and not revoked will be voted under the instructions stated in such proxies. Properly executed proxies that do not contain voting instructions will be voted under the recommendations of the Board of Directors set forth under “What are the voting requirements for the matters to be voted on at the Annual Meeting?” below.

What shares can I vote?

You can vote all shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record; and (2) shares held for you as the beneficial owner through a broker, bank or other nominee. Each outstanding share of Company stock entitles its holder to cast one vote for each director nominee and one vote on each other matter to be voted upon.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, stockholders of record with the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting of Stockholders and proxy statement and fiscal 2018 Annual Report, unless one or more of these stockholders notifies us they wish to receive an individual copy. This procedure reduces our printing costs and postage fees and conserves natural resources.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders and proxy statement and fiscal 2018 Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: c/o Shareholder Services, P.O. Box 505000, Louisville, KY 40233-5000, or, to c/o Shareholder Services, 462 South 4th Street, Suite 1600, Louisville, KY 40202, from within the United States by telephone: (800) 662-7232; from outside the United States by telephone: (781) 575-2879).

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting of Stockholders and proxy statement and fiscal 2018 Annual Report, please contact Computershare Trust Company, N.A., as stated above and, upon written or oral request, a separate copy of these documents will be delivered to you promptly. Additionally, if you do not wish to participate in householding and prefer to receive separate copies of these documents, please contact Computershare Trust Company, N.A., as stated above.

If you are a beneficial owner of shares, you may request information about householding from your broker, bank or other nominee.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:30 a.m. and 4:30 p.m., Eastern Time, at our principal executive offices at 6931 Arlington Road, Suite 200, Bethesda, MD 20814, by contacting the Corporate Secretary of the Company.

How can I vote on each matter?

In the election of directors, you may vote “for” one or more nominees, or your vote may be “withheld” from one or more nominees. For the ratification of Ernst & Young LLP as our independent registered public accounting firm and approval of the advisory resolution on executive compensation, you may vote “for” or “against,” or you may indicate that you wish to “abstain” from voting on the matter.

What is the quorum requirement for the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Brokers, banks and other nominees may not vote without instructions from the beneficial owner in the election of directors or on the advisory resolution on executive compensation. Therefore, if your shares are held through a broker, bank or other nominee, they will not be voted on these matters unless you affirmatively vote your shares in one of the ways described above. If you are a beneficial owner, your broker, bank or other nominee may vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm even if the broker, bank or other nominee does not receive voting instructions from you.

What are the voting requirements for the matters to be voted on at the Annual Meeting?

A plurality of the votes cast is required for the election of directors. This means that the director nominees with the most “for” votes will be elected. Thus, shares as to which a stockholder withholds voting authority and broker non-votes will not be counted towards any director nominee’s achievement of a plurality and will not affect the outcome of the election of directors. Stockholders may not cumulate their votes in favor of any one nominee.

A majority of the votes cast by stockholders present, in person or by proxy, at the meeting and entitled to vote on the matter is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm and to approve the advisory resolution on executive compensation. Abstentions and broker non-votes will not be counted as votes cast and will not affect the outcome of these items.

If you are a registered holder and sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“for” all director nominees named in the proxy statement, “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019, and “for” the approval of the advisory resolution on executive compensation).

Could other matters be decided at the Annual Meeting?

As of the date of this proxy statement, we did not know of any matters to be acted on at the Annual Meeting other than those referred to in this proxy statement.

If other matters are properly presented at the Annual Meeting for consideration, the proxy holders named on the proxy card will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting of Stockholders and proxy statement on the Internet?

The Notice of Annual Meeting of Stockholders and proxy statement are available under the Investors section of our website at www.liquidityservices.com. Instead of receiving future copies of our proxy statement by mail, most stockholders can elect to receive an e-mail that will include electronic links to our proxy statement. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Stockholders of Record: You may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/investor and following the enrollment instructions.

Beneficial Owners: If you hold your shares in a brokerage account, you also can receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other nominee regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees, acting without special compensation, in person or by telephone, electronic transmission or facsimile transmission.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance practices and has adopted a set of guidelines describing the corporate governance principles and procedures by which it functions (the “Corporate Governance Guidelines”). The Corporate Governance and Nominating Committee reviews the Corporate Governance Guidelines periodically, or more frequently as necessary, and recommends changes to the Board as appropriate. Our Corporate Governance Guidelines, and the charter of each of the Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee, are available on our website, www.liquidityservices.com, at “Investors—Corporate Governance—Governance Documents.” Stockholders may request a free copy of these documents by sending a written request to our Corporate Secretary at Liquidity Services, Inc., 6931 Arlington Road, Suite 200, Bethesda, MD 20814.

Among other matters, the Corporate Governance Guidelines address board selection, composition and evaluation, engagement of outside advisors, succession planning and stockholder communication with the Board.

Board Leadership Structure

The Board believes it is important to retain the flexibility to select its leadership structure. The Board regularly reviews the Board leadership structure as part of the succession planning process. The Board presently believes that combining the role of Chairman and CEO is in the best interests of the Company and our stockholders and has selected Mr. Angrick for these roles. Mr. Angrick, a co-founder of the Company, has extensive industry experience and knowledge gained through 19 years of hands-on management and engagement with the Company’s senior leaders, employees and business partners, as well as industry influencers. Mr. Angrick has a history of outstanding leadership through both strong and challenging periods as our Chairman and CEO since 2000.

Lead Independent Director

The Board believes that strong, independent Board leadership and oversight is critical to effective corporate governance. The Board has established the position of Lead Director to provide an appropriate balance of leadership among directors in light of the combination of the roles of Chairman and CEO. The Lead Director is an independent director elected for a period of at least one year by the independent directors and whose responsibilities include:

•	Setting the agendas for and leading executive sessions;
•	Calling meetings of the independent directors;
•	Facilitating teamwork and communication among the independent directors at and outside of Board meetings;
•	Serving as liaison between the Chairman and the independent directors;
•	Presiding at all Board meetings at which the Chairman is not present;
•	Approving Board meeting schedules and agendas and working with the Chairman and Committee chairpersons to ensure there is sufficient time for discussion of all agenda items; and
•	Leading the performance assessment of the Chief Executive Officer, in conjunction with the Chair of the Compensation Committee.

Patrick W. Gross has served as the Lead Director since August 2013.

Director Independence

The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Corporate Governance and Nominating Committee. Under the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards, an independent director is a person other than an executive officer or employee of the Company that the Board determines meets the objective standards for “director independence” set forth in the listing standards and is free of any relationship with the Company that, in the Board’s opinion, would interfere with exercising such person’s independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to use in making these independence determinations but considers all relevant facts and circumstances. In addition, the directors who serve on the Audit Committee each must satisfy SEC standards providing that Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company other than their director compensation or fixed payments under a retirement plan for prior service. Similarly, in determining whether the directors who serve on the Compensation Committee satisfy independence standards established by Nasdaq for service on that committee, the Board must consider the source of compensation of the member, including any consulting, advisory or other compensatory fee from the Company other than their director compensation or fixed payments under a retirement plan for prior service, as well as whether the member is affiliated with the Company, any of its subsidiaries or any affiliate of its subsidiaries.

The Board has determined that 71.4% of our directors qualify as “independent” under Nasdaq listing standards. Each of Phillip A. Clough, George H. Ellis, Patrick W. Gross, Beatriz V. Infante and Edward J. Kolodzieski qualify as independent directors. Mr. Angrick, our Chairman and CEO, and Mr. Mateus-Tique, our former President and Chief Operating Officer, do not qualify as independent directors under Nasdaq listing standards.

Board Oversight of Risk

The Board has overall responsibility for oversight of the risks facing the Company. The Board implements its risk oversight function both directly and indirectly through delegation to committees that report back to the Board. For example, the Company is dedicated to managing cyber security risk across all its marketplaces and, accordingly, management of cyber security risk is the responsibility of the Board. Oversight of other risks, such as risks related to accounting and compensation, is delegated to Board committees such as the Audit and Compensation Committees. Overseeing risk is a continuous process.

Risk Considerations in Our Compensation Program. The Company’s management assessed the risk associated with the Company’s compensation programs covering its employees, including executives. Management’s risk assessment considered:

•	The Company’s compensation programs appropriately balance fixed compensation with short-term and long-term variable compensation and cash-based compensation with equity-based compensation so no one pay element would motivate employees to engage in excessive risk taking.

•	The design of the Company’s annual incentive program does not lend itself to excessive risk taking because we:
•	fund annual incentive awards based on a variety of pre-established performance conditions, thus diversifying the risk associated with any single indicator of performance;
•	establish performance targets objectively determined with verifiable results;
•	incorporate pre-established caps for all awards; and
•	retain discretion to decrease bonus payouts.
•	The Company’s long-term incentive program encourages employees to focus on the long-term success of the Company by providing stock options and stock appreciation rights, which only reward employees if the Company’s stock price increases, and restricted stock awards and restricted stock units, which decline in value if our stock price declines, reducing the motivation employees may have to take excessive risks.

Board and Committee Membership

Our bylaws provide that our Board shall consist of at least three members and the exact number of directors will be determined from time to time by resolution of our Board. Our Board currently is composed of seven directors, divided into three classes: Class I, Class II and Class III. The term for each class of directors expires at successive annual meetings. The Class I directors are William P. Angrick, III and Edward J. Kolodzieski, the Class II directors are Phillip A. Clough, George H. Ellis and Jaime Mateus-Tique, and the Class III directors are Patrick W. Gross and Beatriz V. Infante.

The Board met 12 times during fiscal 2018. Each director attended 75% or more of the aggregate of the total number of meetings of the Board held while he or she was a director and of each standing committee on which he or she served while he or she was a member of that committee. Our directors are encouraged to attend each Annual Meeting of Stockholders. All members of our Board attended the 2018 Annual Meeting.

The table below provides membership information for the Board and each standing committee of the Board as of the date of this proxy statement.

Name	Position	Year Current Term Expires	Audit Committee Member	Compensation Committee Member	Corporate Governance and Nominating Committee Member
Mr. Angrick	Class I director	2019
Mr. Kolodzieski	Class I director	2019		X	X
Mr. Mateus-Tique	Class II director	2020
Mr. Clough	Class II director	2020		X	X*
Mr. Ellis	Class II director	2020	X*
Mr. Gross**	Class III director	2021	X		X
Ms. Infante	Class III director	2021	X	X*
*	Committee Chair
**	Lead Independent Director

The Audit Committee

Under its Charter, the Audit Committee meets at least four times per fiscal year, including periodic meetings in executive session with the Company’s management and independent registered public accounting firm, and reports regularly to the full Board on its activities. Specifically, the Audit Committee is responsible for:

•	Directly appointing, retaining, compensating, evaluating and overseeing the Company’s independent registered public accounting firm, which reports directly to the Audit Committee;

•	Reviewing and pre-approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm;
•	At least annually, reviewing a report by the independent registered public accounting firm describing: (a) the auditors’ internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues;
•	At least annually, reviewing the qualifications, independence and performance of the independent registered public accounting firm, and discussing with the independent registered public accounting firm its independence. As part of such annual review, the Audit Committee reviews a report by the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company, consistent with professional standards applicable to independent registered public accounting firms, and any other relationships that may affect the independent registered public accounting firm’s independence;
•	Upon completion of the annual audit, reviewing and discussing with the independent registered public accounting firm the matters required to be discussed by the independent registered public accounting firm under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, as adopted by the PCAOB and amended from time to time;
•	Meeting to review and discuss with management and the independent registered public accounting firm the annual audited financial statements, and the unaudited quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Annual and Quarterly Reports the Company files with the SEC;
•	Reviewing and approving related party transactions;
•	Reviewing and discussing earnings press releases, corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies;
•	Overseeing the Company’s processes for assessing financial-related risks, and reviewing and discussing with management and the independent registered public accounting firm the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;
•	Reviewing the adequacy and effectiveness of the Company’s internal control procedures and internal controls over financial reporting, and any programs instituted to correct deficiencies;
•	Reviewing and discussing the adequacy and effectiveness of the Company’s disclosure controls and procedures;
•	Overseeing the Company’s compliance systems with respect to legal and regulatory requirements and reviewing the Company’s Code of Conduct and programs to monitor compliance with such Code of Conduct;
•	Establishing procedures for the submission, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and federal securities law matters and the confidential, anonymous submission of employee concerns about questionable accounting or auditing matters, and federal securities law matters;
•	Investigating or referring matters brought to its attention, as appropriate, with full access to all books, records, facilities and personnel of the Company;
•	Reviewing the application of significant regulatory, accounting and auditing initiatives, including new accounting pronouncements;
•	Establishing policies for the hiring of employees and former employees of the independent registered public accounting firm;

•	Annually reviewing and reassessing the adequacy of the Audit Committee Charter and evaluating the performance of the Audit Committee, and recommending changes to the Board as appropriate; and
•	Performing such other functions as assigned by law, the Company’s certificate of incorporation or bylaws or the Board.

The Audit Committee met 5 times during fiscal 2018.

The members of the Audit Committee as of the date of this proxy statement are Mr. Ellis (Chair), Mr. Gross and Ms. Infante. The Board has determined that each is independent, as defined by the Company’s director independence standards and Nasdaq and SEC rules, and that Mr. Ellis is an “audit committee financial expert” for purposes of SEC rules.

The Corporate Governance and Nominating Committee

Under its Charter, the Corporate Governance and Nominating Committee is responsible for:

•	Developing and recommending to the Board criteria for identifying and evaluating director candidates;
•	Identifying, reviewing the qualifications of and recruiting candidates for election to the Board;
•	Assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board;
•	Reviewing and recommending changes to the Company’s policies on stockholder recommendations of director candidates;
•	Recommending to the Board candidates for election or reelection to the Board at each annual stockholders’ meeting and candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;
•	Reviewing, evaluating and recommending to the Board a set of Corporate Governance Guidelines and reviewing and recommending changes to these guidelines, as necessary;
•	Making recommendations to the Board about the structure, composition and functioning of the Board and its committees;
•	Recommending to the Board candidates for appointment to Board committees;
•	Reviewing the Company’s succession plans relating to the Chief Executive Officer and other senior officers;
•	Overseeing the annual evaluation of the Board, its committees and directors; and
•	Annually evaluating the performance of the Corporate Governance and Nominating Committee and the adequacy of the Corporate Governance and Nominating Committee’s Charter and recommending changes to the Board as appropriate.

The Corporate Governance and Nominating Committee is also responsible for overseeing enterprise risk management at the Company throughout the year to focus the Board and management on identifying and managing the risks across the entire Company.

The Corporate Governance and Nominating Committee met 5 times during fiscal 2018.

The members of the Corporate Governance and Nominating Committee as of the date of this proxy statement are Messrs. Clough (Chair), Gross and Kolodzieski. The Board has determined that each of the members of the Corporate Governance and Nominating Committee is independent, as defined by the Company’s director independence standards and Nasdaq rules.

Recommendation of Director Candidates

The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the highest level of personal and professional ethics and integrity, sound judgment, the ability to make independent analytical inquiries, the willingness to devote adequate time and resources to diligently perform Board duties and appropriate and relevant business experience and acumen. The Corporate Governance and Nominating Committee evaluates candidates for the Board based on these qualifications, and seeks to diversify strengths and backgrounds on the Board, including members with specific industry experience and familiarity with general issues affecting our business, as discussed in more detail under “Item 1—Election of Directors” below. The Corporate Governance and Nominating Committee also considers the number of other boards of public companies on which the candidate serves.

The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, the CEO, professional search firms (to whom we pay a fee), stockholders or other persons. The Company has also sought to identify potential candidates through professional associations such as the National Association of Corporate Directors (“NACD”) and The Boston Club, initiatives such as George Washington University’s On the Board and Stanford Women on Boards, and executive education programs such as Stanford’s Directors’ College. The Corporate Governance and Nominating Committee did not use a professional search firm in fiscal 2018.

The Company’s Corporate Governance Guidelines provide that the Corporate Governance and Nominating Committee will consider candidates for director suggested by our stockholders, provided that the recommendations are made in accordance with the procedures required under our bylaws and described in this proxy statement under the heading “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.” Director candidates recommended by stockholders in accordance with these procedures and who meet the criteria outlined above, in the Corporate Governance and Nominating Committee’s Charter and in our Corporate Governance Guidelines will be evaluated by the Corporate Governance and Nominating Committee in the same manner as other director candidates.

The Compensation Committee

Under its Charter, the Compensation Committee is responsible for:

•	Overseeing the Company’s overall compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees;
•	Overseeing the assessment of risks associated with the Company’s compensation programs for management and employees;
•	Administering and implementing the Company’s incentive compensation and equity-based compensation plans;
•	Reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other executive officers, evaluating the CEO’s performance, given those goals and objectives and approving the CEO’s compensation;
•	Overseeing the evaluation of other executive officers and setting their compensation based upon the recommendations of the CEO;
•	Approving stock option and other stock incentive awards for all employees;
•	Reviewing and approving employment and severance arrangements for executive officers, including change-in-control provisions, plans or agreements;
•	Reviewing the compensation of outside directors for service on the Board and its committees and recommending changes in compensation to the Board;

•	Assessing the independence of any consultants and advisors that advise the Compensation Committee, in accordance with Nasdaq listing standards;
•	Annually evaluating the performance of the Compensation Committee and the adequacy of the Compensation Committee’s Charter and recommending changes to the Board as appropriate;
•	Assessing the results of the Company’s most recent advisory vote on executive compensation; and
•	Performing such other duties and responsibilities as are consistent with the purpose of the Compensation Committee and as the Board or the Compensation Committee deems appropriate.

The Compensation Committee met 6 times in fiscal 2018.

The members of the Compensation Committee as of the date of this proxy statement are Mr. Clough, Ms. Infante (Chair) and Mr. Kolodzieski. The Board has determined that each member of the Compensation Committee is independent, as defined by the Company’s director independence standards and Nasdaq rules.

Code of Conduct

Our Board has adopted a Code of Conduct applicable to all of our directors, officers and employees in order to protect and promote organization-wide integrity and to enhance the Company’s ability to achieve its mission.

The Code of Conduct embodies general principles such as compliance with laws, acting with honesty and integrity, avoidance of conflicts of interest, maintenance of accurate and timely financial and business records, use of the Company’s assets for legitimate business purposes only, provision and acceptance of gifts to or from customers, suppliers and governments in compliance with law, protecting the Company’s information and dealing fairly with other companies.

All directors, officers, and employees must report violations and suspected violations of the Code of Conduct and any concerns they may have pertaining to non-compliance with the Code of Conduct by following certain procedures described in the Code of Conduct. All reports of suspected Code of Conduct violations will be forwarded to the General Counsel, except for complaints and concerns involving accounting or auditing matters, which will be handled in accordance with procedures established by the Audit Committee.

The Code of Conduct is available on our website, www.liquidityservices.com, at “Investors—Corporate Governance—Governance Documents.” A free printed copy is available to any stockholder who requests it by writing to us at Liquidity Services, Inc., 6931 Arlington Road, Suite 200, Bethesda, MD 20814. We intend to disclose future amendments to certain provisions of the Code of Conduct, or waivers of such provisions granted to executive officers and directors, on our website within four business days following the date of such amendment or waiver.

Communications with Directors

Stockholders and other interested parties may communicate with the Board by writing c/o the Corporate Secretary, Liquidity Services, Inc., 6931 Arlington Road, Suite 200, Bethesda, MD 20814. Communications intended for a specific director or directors should be addressed to the attention of the relevant individual(s) c/o the Corporate Secretary at the same address.

Our Corporate Secretary will review all correspondence intended for the Board and forward to the Board a summary of such correspondence and a copy of correspondence that, in the opinion of the Corporate Secretary requires the Board’s attention. Directors may at any time review a log, and receive copies, of all correspondence received by the Corporate Secretary that is intended for the Board.

In addition, the Audit Committee has established a procedure for parties to submit concerns regarding what they believe to be questionable accounting, internal accounting controls and auditing matters. Concerns may be reported through our Compliance Hotline at (888) 475-8376. Concerns may be submitted anonymously and confidentially.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our non-employee directors receive a combination of equity and cash compensation for service as directors. Directors who are employed by the Company (including Mr. Angrick) receive no compensation for their service as directors. The Compensation Committee, in consultation with its independent compensation consultant, periodically reviews non-employee director compensation and recommends changes based on competitive market data.

Non-employee director compensation for fiscal 2018 was the same as fiscal 2017. Each non-employee director received an annual cash retainer of $45,000. Committee chairs received an additional annual cash retainer as follows: $15,000 for the Audit Committee and $7,500 for each of the Compensation Committee and the Corporate Governance and Nominating Committee. The Lead Director received an additional cash retainer of $7,500. All amounts paid to our non-employee directors are paid quarterly in advance. Our non-employee directors may receive payment of their cash retainers in the form of grants of stock options or restricted stock by making an irrevocable one-time annual election. Mr. Gross was the only director to elect to receive payment of his annual cash retainer in the form of restricted stock in fiscal 2018, and no director elected to receive payment of their annual cash retainer in the form of stock options in fiscal 2018. On February 1, 2018, Mr. Gross received 22,692 shares of restricted stock with a grant date fair value of $52,500. All restrictions applicable to the restricted shares received pursuant to this election lapse on February 1, 2019.

Besides a cash retainer, non-employee directors also receive equity-based compensation in the form of stock options and/or restricted stock, as elected by the director and described in further detail below. Annual non-employee director equity awards are generally granted in February and generally vest on the one-year anniversary of the grant date, subject to the director’s continued service with the Company through that date. Stock options granted to non-employee directors expire ten years from the date of grant. Annual cash retainers and equity compensation for new non-employee directors are pro-rated based on when they join the Board during the fiscal year.

For fiscal 2018, each non-employee director received an annual equity award with an aggregate value of $95,000 granted under the Company’s Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan (the “Second A&R Plan”). Such awards vest on February 1, 2019 subject to continued service with the Company through such date. The number of stock options to be granted was determined using the Black-Scholes model. The number of shares of restricted stock to be granted was determined by dividing the value of the award by the closing price of our common stock on the grant date.

Non-employee directors are required to hold a number of shares of our common stock equal to five times the value of his or her annual cash retainer. Each non-employee director has either five years from the implementation of this policy in 2014 or five years after a non-employee director’s appointment to the Board (whichever is later) to satisfy this requirement. Each of our non-employee directors has satisfied or is on track to satisfy this requirement within the applicable timeframe. Directors may not purchase any financial instrument or enter into any transaction that hedges or offsets any decrease in the market value of our common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

The non-employee director compensation described above is summarized in the following table:

Annual Compensation Element for Role	Board Compensation
General Board Service—Cash Retainer	$45,000
Committee Chair Service—Cash Retainer
Audit	$15,000
Compensation	$7,500
Corporate Governance and Nominating	$7,500
Lead Director—Cash Retainer	$7,500
General Board Service—Equity (Each Director Elects One of Three Following Options)
Stock Option Value (60%)	$57,000
Restricted Stock Value (40%)	$38,000 or
Stock Option Value (20%)	$19,000
Restricted Stock Value (80%)	$76,000 or
Stock Option Value (0%)	$0
Restricted Stock Value (100%)	$95,000
Vesting Schedule	Stock options and restricted stock generally vest in full on February 1 of each year (one-year vesting period)

Non-employee directors are also reimbursed for expenses they incur in attending meetings of the Board or Board committees. As described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, in fiscal 2018, the Board formed a special committee to evaluate a shareholder demand letter (the “Special Committee”). Members of the Special Committee also received $1,000 per meeting of the Special Committee.

DIRECTOR COMPENSATION FOR FISCAL 2018

The following table sets forth the total cash and equity compensation paid to our non-employee directors for their service on the Board and committees of the Board during fiscal 2018:

Name	Retainer fees paid in cash ($)(1)(5)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
Phillip A. Clough	$52,500	$38,000	$57,000	$147,500
George H. Ellis	$60,000	$95,000	$0	$155,000
Patrick W. Gross	$52,500	$95,000	$0	$147,500
Beatriz V. Infante	$58,500	$95,000	$0	$153,500
Edward Kolodzieski	$51,000	$95,000	$0	$146,000
Jaime Mateus-Tique	$45,000	$95,000	$0	$140,000
(1)	Retainer fees, at the election of each director, may be paid in cash or in the form of stock options or restricted stock. For fiscal 2018, Mr. Gross elected to receive his retainer fees in the form of restricted stock. On February 1, 2018, Mr. Gross was granted 8,077 shares of restricted stock in lieu of a retainer fee with a grant date fair value of $52,500. The vesting restrictions on these shares will lapse on February 1, 2019.
(2)	The amounts reported in these columns reflect the aggregate grant date fair value of grants of stock options and restricted stock awards to each of the non-employee directors, computed under U.S. generally accepted accounting principles, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018. In fiscal 2018, each of Ms. Infante and Messrs. Ellis, Gross, Kolodzieski and Mateus-Tique elected to receive the entire award in the form of restricted stock with a grant date fair value of $95,000. Mr. Clough elected to receive sixty percent of the annual equity award in the form of stock options with a grant date fair value of $57,000, and forty percent of the annual equity award in the form of restricted stock with a grant date fair value of $38,000. On February 1, 2018, we granted each of our non-employee directors, other than Mr. Clough, 14,615 shares of restricted stock. On February 1, 2018, we granted Mr. Clough options to purchase 15,344 shares of our common stock with an exercise price per share of $6.50 and 5,846 shares of restricted stock. The number of stock options to be granted was determined using the Black-Scholes model. We calculate the grant date fair value of a restricted stock award by multiplying the closing price of our common shares on the grant date by the number of shares subject to such award.
(3)	At September 30, 2018, our non-employee directors held the following shares of unvested restricted stock: Phillip A. Clough, 5,846 shares; George H. Ellis, 14,615 shares; Patrick W. Gross, 22,692 shares; Beatriz V. Infante, 14,615 shares; Edward J. Kolodzieski, 14,615 shares; and Jaime Mateus-Tique, 14,615 shares.
(4)	At September 30, 2018, our non-employee directors held the following stock option awards, some of which were not fully vested: Phillip A. Clough, 77,111 options; George H. Ellis, 98,352 options; Patrick W. Gross, 210,052 options; Beatriz V. Infante, 0 options; Edward J. Kolodzieski, 0 options; and Jaime Mateus-Tique, 144,049 options.
(5)	Ms. Infante and Mr. Kolodzieski served on the Special Committee and each received $6,000 in fiscal 2018 for their service on the Special Committee. Additional information on the Special Committee is available in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth information regarding ownership of our common stock as of January 8, 2019, other than as set forth below, by each of our directors and named executive officers, all of our directors and executive officers as a group and the holders of 5% or more of our common stock known to us. The information in this table is based on our records, information filed with the SEC and information provided to us. To our knowledge, except as disclosed in the table below, none of our stockholders hold 5% or more of our common stock. Except as otherwise indicated, (1) each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table and (2) the business address of each person shown below is 6931 Arlington Road, Suite 200, Bethesda, MD 20814, other than for BlackRock, Inc., Staley Capital Advisers, Inc. and Renaissance Technologies LLC.

	Number of Shares Beneficially Owned	Percentage of Shares Outstanding(1)
5% Stockholders:
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	3,861,127	11.6%
Staley Capital Advisers, Inc.(3) One Oxford Centre Suite 3950 Pittsburgh, PA 15219	2,515,000	7.6%
Renaissance Technologies LLC(4) 800 Third Avenue New York, NY 10022	2,248,835	6.8%
Executive Officers and Directors:
William P. Angrick, III(5)	5,257,039	15.8%
James M. Rallo(6)	24,184	*
Phillip A. Clough(7)	47,912	*
Jorge A. Celaya(8)	30,808	*
George H. Ellis(9)	23,563	*
Patrick W. Gross(10)	28,594	*
Roger Gravley(11)	3,150	*
Edward J. Kolodzieski(12)	28,080	*
Jaime Mateus-Tique(13)	704,923	2.1%
Beatriz V. Infante(14)	39,914	*
Mark A. Shaffer(15)	11,672	*
Samuel M. Guzman, Jr.	0	*
% All executive officers and directors as a group (12 individuals)(16)	6,199,839	18.7%
*	Less than 1% of the outstanding shares of our common stock.
(1)	The percentages are calculated based on 33,193,688 shares of common stock outstanding as of the Record Date.
(2)	Based on a review of a Form 13F-HR filed on November 9, 2018, BlackRock, Inc. beneficially owned 3,861,127 shares, had sole voting power with respect to 3,815,406 shares and had sole investment power with respect to 3,861,127 shares.
(3)	Based on a review of a Form 13F-HR filed on November 9, 2018, Staley Capital Advisers, Inc. beneficially owned 2,515,000 shares, had sole voting power with respect to 2,515,000 shares and had sole investment power with respect to 2,515,000 shares.

(4)	Based on a review of a Form 13F-HR filed on November 13, 2018, Renaissance Technologies LLC beneficially owned 2,248,835 shares, had sole voting power with respect to 2,157,199 shares and had sole investment power with respect to 2,248,835 shares.
(5)	Includes 3,693,448 shares of common stock held by the William P. Angrick, III Revocable Trust, 873,379 shares of common stock held by the William P. Angrick III 2005 Irrevocable Trust, 114,699 shares of common stock held by the Stephanie S. Angrick Revocable Trust and 575,513 shares of common stock held by the Stephanie S. Angrick 2005 Irrevocable Trust. Mr. Angrick disclaims beneficial ownership of these securities. This amount also includes 269,034 shares of common stock issuable pursuant to options held by Mr. Angrick that are exercisable as of January 8, 2019 or within 60 days of such date.
(6)	Includes 106,668 shares of common stock issuable pursuant to options held by Mr. Rallo that are exercisable as of January 8, 2019 or within 60 days of such date. Includes 8,000 shares held by the James M. Rallo IRA, 15,039 shares held by the James M. Rallo 401k, 460 shares held by James M. Rallo Cust. Melissa Rallo MD UTMA and 685 shares held by James M. Rallo Cust. Michael Rallo MD UTMA, of which Mr. Rallo disclaims beneficial ownership.
(7)	Includes 77,111 shares of common stock issuable pursuant to options held by Mr. Clough that are exercisable as of January 8, 2019 or within 60 days of such date and 5,846 shares of restricted stock scheduled to vest within 60 days of such date.
(8)	Includes 22,521 shares of common stock issuable pursuant to options held by Mr. Celaya that are exercisable as of January 8, 2019 or within 60 days of such date.
(9)	Includes 1,160 shares of common stock held by the George H. Ellis Individual Retirement Account and 98,352 shares of common stock issuable pursuant to options held by Mr. Ellis that are exercisable as of January 8, 2019 or within 60 days of such date and 14,615 shares of restricted stock scheduled to vest within 60 days of such date.
(10)	Includes 210,052 shares of common stock issuable pursuant to options held by Mr. Gross that are exercisable as of January 8, 2019 or within 60 days of such date and 22,692 shares of restricted stock scheduled to vest within 60 days of such date.
(11)	Includes 37,557 shares of common stock issuable pursuant to options held by Mr. Gravley that are exercisable as of January 8, 2019 or within 60 days of such date.
(12)	Includes 14,615 shares of restricted stock scheduled to vest within 60 days of January 8, 2019.
(13)	Includes 163,208 shares of common stock held by the Jaime Mateus Tique- 2005 Irrevocable Trust, 468,262 shares of common stock held by the Em El 2007 Irrevocable Trust, 144,049 shares of common stock issuable pursuant to options held by Mr. Mateus Tique that are exercisable as of January 8, 2019 or within 60 days of such date and 14,615 shares of restricted stock scheduled to vest within 60 days of such date.
(14)	Includes 14,615 shares of restricted stock scheduled to vest within 60 days of January 8, 2019.
(15)	Includes 7,479 shares of common stock issuable pursuant to options held by Mr. Shaffer that are exercisable as of January 8, 2019 or within 60 days of such date.
(16)	Includes 972,823 shares of common stock issuable pursuant to options held by all executive officers and directors as a group that are exercisable as of January 8, 2019 or within 60 days of such date and 86,998 shares of restricted stock scheduled to vest within 60 days of such date.

Named executive officers must hold a number of shares of our common stock equal to 150% of the executive’s annual base salary except the Chairman and CEO, who must hold common stock equal to 600% of his annual base salary. Each executive officer has either five years from the implementation of this policy in 2014 or five years after his or her date of hire (whichever is later) to satisfy this requirement. Executive officers may not purchase any financial instrument or enter into any transaction that hedges or offsets any decrease in the market value of our common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and beneficial owners of greater than ten percent of our common stock to file reports of holdings and transactions in the Company’s common stock with the SEC. Based solely on these records, we believe that in fiscal 2018 all persons satisfied these filing requirements on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company did not participate in or review any potential related party transactions during fiscal 2018 and there currently are no proposed related party transactions. To be considered a related party transaction under current SEC rules, a transaction must include the Company as a participant, and one of our officers, directors or greater than 5% stockholders or a family member of such person must have a direct or indirect material interest in the transaction. To date, we have not participated in any related party transactions requiring disclosure as such under the SEC disclosure requirements. Should we consider participating in a related party transaction in the future, such transaction would be reviewed and subject to approval by the Audit Committee, in accordance with our written Audit Committee Charter. We have not adopted specific standards that would govern such review.

As a general matter, our written Code of Conduct prohibits conflicts of interest. We consider a conflict of interest to exist when a person’s private interest interferes in any way with the interests of our Company, including: (i) a conflict that makes it difficult for an employee, officer or director to perform his or her work objectively and effectively; (ii) when an employee, officer or director, or any member of his or her family, receives improper personal benefits because of his or her position in or with our Company; or (iii) when an employee, officer or director is engaged in a business or business activity in competition with or injurious to us. The Code of Conduct requires that the General Counsel be consulted with questions about conflicts of interest in addition to requiring that our directors and officers consult with the General Counsel before engaging in any potential conflict of interest transactions.

PROPOSALS REQUIRING YOUR VOTE
ITEM 1 — ELECTION OF DIRECTORS

Our Class I directors, elected at the Annual Meeting of Stockholders in 2016, are William P. Angrick, III and Edward Kolodzieski, and their terms end at this Annual Meeting of Stockholders. Each Class I nominee for director will, if elected, continue in office until our Annual Meeting of Stockholders in 2022 or until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement.

If you are a stockholder of record, the proxy holders named on the proxy card intend to vote your proxy for the election of each nominee, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. Brokers, banks and other nominees may not vote in the election of directors without instructions from the beneficial owner. Therefore, if your shares are held through a broker, bank or other nominee, they will not be voted in the election of directors unless you affirmatively vote your shares.

Each nominee has consented to be named as a nominee in this proxy statement, and we expect each nominee for election as a director to serve if elected. If any nominee cannot serve, proxies will be voted in favor of the other nominees and may be voted for substitute nominees selected by the Board, unless the Board reduces the number of directors serving on the Board.

In evaluating director candidates, and considering incumbent directors for renomination, the Board and the Corporate Governance and Nominating Committee consider a variety of factors as discussed above under “The Corporate Governance and Nominating Committee.” Among other things, the Board has determined that it is important to have individuals with these skills and experiences on the Board:

•	Industry Experience and Company Knowledge. It is important for our directors to have knowledge of the Company and the online auction marketplace industry in order to understand the Company’s business, operations and strategy.

•	Senior Leadership Experience. It is important for our directors to have successfully served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others and to identify and develop leadership qualities in others.
•	High-Growth Company Experience. As a high-growth company, it is important for our directors to have experience with other companies that have undergone periods of significant growth because they can provide insight on the challenges faced by companies in these situations, including how to balance strategic acquisitions with organic growth, manage expectations about the scope, speed and success of our growth strategy and leverage operational infrastructure to support expansion.
•	Public Company Board Service. Directors who have served on other public company boards can offer advice and perspective regarding Board dynamics and operations; the relationship between the Board and Company management; and other matters, including corporate governance, executive compensation and oversight of strategic, operational and compliance-related matters.
•	Media and Technology Experience. As the Company is a provider of online marketplaces, it is important for our directors to have media and technology experience, especially as this experience relates to the Internet.
•	Financial and Accounting Experience. It is important for our directors to have knowledge of finance and financial reporting processes, which relates to understanding and evaluating the Company’s capital structure and overseeing the preparation of its financial statements.

The specific qualifications and experience of the individual directors and the nominees and certain other information are set forth on the following pages. For more information on the director nomination process, refer to “The Corporate Governance and Nominating Committee” above.

RECOMMENDATION OF THE BOARD

Your Board of Directors unanimously recommends a vote FOR the election of William P. Angrick, III and Edward Kolodzieski as directors.

BOARD OF DIRECTORS

Name and Age as of January 22, 2019	Biographical Information and Director Qualifications and Experience
William P. Angrick, III Age 51
Experience: Mr. Angrick is a co-founder of the Company and has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since January 2000. Mr. Angrick previously worked with Deutsche Banc Alex. Brown’s Consumer and Business Services Investment Banking Group from 1995 to 1999 where he served as a Vice President.

Education: Mr. Angrick holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a B.B.A. with honors from the University of Notre Dame. Mr. Angrick earned his CPA certificate in 1990.

Key Skills, Qualifications and Experience: As a co-founder and Chairman and CEO of the Company, Mr. Angrick has extensive industry experience and knowledge of the Company. Mr. Angrick also brings to the Board senior leadership experience and financial and accounting experience.

Jaime Mateus-Tique Age 52
Experience: Mr. Mateus-Tique is a co-founder of the Company who has served as a director of the Company since April 2000. Mr. Mateus-Tique served as the Company’s President and Chief Operating Officer from April 2000 until his retirement in September 2009. Prior to co-founding the Company, Mr. Mateus-Tique served as a senior engagement manager at McKinsey & Co., a management consulting firm, from September 1995 to March 2000.

Education: Mr. Mateus-Tique holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a master’s degree from Ecole des Hautes Etudes Commerciales in Paris.

Key Skills, Qualifications and Experience: As a co-founder and former President and Chief Operating Officer of the Company, Mr. Mateus-Tique has extensive industry experience and knowledge of the Company. Mr. Mateus-Tique also brings to the Board senior leadership experience and media and technology experience.

Phillip A. Clough Age 57
Experience: Mr. Clough has served as a director of the Company since September 2004 and currently serves as a member of the Corporate Governance and Nominating Committee and the Compensation Committee. Since January 2007, Mr. Clough has been a Managing General Partner of ABS Capital Partners (“ABS”), a growth equity firm focused on investments in growth companies in the business and tech-enabled services and health care industries. From September 2001 to January 2007, Mr. Clough was a General Partner of ABS. Prior to joining ABS, Mr. Clough was President and Chief Executive Officer of Sitel Corporation, a global provider of outsourced customer support services, from May 1998 to March 2001. Mr. Clough previously served on the board of directors of American Public Education, Inc., a provider of exclusively online post-secondary education, from August 2002 to 2010 and Rosetta Stone Inc., a provider of technology-based language learning solutions, from January 2006 to May 2014.

Education: Mr. Clough holds a B.S. degree from the U.S. Military Academy at West Point and holds an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia.

Key Skills, Qualifications and Experience: As a Managing General Partner of a growth equity firm, Mr. Clough has senior leadership experience and financial experience. Mr. Clough also brings to the Board high-growth company experience, media and technology experience and public company board experience.

Name and Age as of January 22, 2019	Biographical Information and Director Qualifications and Experience
George H. Ellis Age 69
Experience: Mr. Ellis has served as a director of the Company since May 2010 and is the Chairman of the Audit Committee. He is a Managing Director in the healthcare practice of Huron Consulting, Inc., having served in that role since the acquisition of Studer Group by Huron in 2015. Mr. Ellis served as the Chief Financial Officer of Studer Group, a private equity-backed healthcare consulting firm, from September 2011 to February 2015. From July 2006 to August 2011, Mr. Ellis served as the Chief Financial Officer of Global 360, Inc., a software development company. Mr. Ellis has also served in several capacities at Softbrands, Inc., a software developer and provider of related professional services, serving as a member of its board of directors from October 2001 to August 2009, as Chairman from October 2001 to June 2006, and as Chief Executive Officer from October 2001 to January 2006. Mr. Ellis is also a director of Blackbaud, Inc., a supplier of software for non-profit companies, where he is Chairman of the audit committee. Mr. Ellis served on the board of directors of NEON Systems, Inc., from January 2000 to December 2005 and PeopleSupport, Inc., from October 2004 to October 2008. He also served as a director of AremisSoft Corp. from April 1999 until February 2001 and as Chairman and Chief Executive Officer of AremisSoft from October 2001 to July 2002. AremisSoft confirmed its plan of reorganization under Chapter 11 of the U.S. Federal Bankruptcy Code in August 2002. Previously, Mr. Ellis served as Chief Financial Officer of Sterling Software, Inc., Chief Financial Officer and founder of Sterling Commerce, Inc., a spin-off of Sterling Software, and Executive Vice President and Chief Operating Officer of the Communities Foundation of Texas. Mr. Ellis is a Certified Public Accountant and is admitted to the State Bar of Texas.

Education: Mr. Ellis holds a B.S. degree from Texas Tech University and a J.D. from Southern Methodist University Dedman School of Law.

Key Skills, Qualifications and Experience: As a CFO and former Chairman and CEO of several companies and an audit committee member, Mr. Ellis has senior leadership experience and financial and accounting experience. Mr. Ellis also brings to the Board high-growth company experience, media and technology experience and public company board experience. Mr. Ellis is a board fellow with NACD and is certified in Cyber Security for Board Members through NACD.

Patrick W. Gross Age 74
Experience: Mr. Gross has served as a director of the Company since February 2001 and currently serves as the Lead Director and a member of the Audit and Corporate Governance and Nominating Committees. Mr. Gross has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since October 2002. Mr. Gross is a founder of, and served as a principal executive officer from 1970 to September 2002 at, American Management Systems, Inc., a publicly traded information technology consulting, software development and systems integration firm. Mr. Gross is also a director of Career Education Corporation, a publicly traded provider of post-secondary educational services, Rosetta Stone Inc., a provider of technology-based language learning solutions, and Waste Management, Inc., a publicly traded provider of integrated waste services. Mr. Gross previously served on the board of directors of Capital One Financial Corporation, a publicly traded financial services company from February 1995 to May 2017, and, Taleo Corporation, a publicly traded provider of talent management solutions, from August 2006 until April 2012 when Taleo Corporation was acquired by Oracle Corporation. Mr. Gross currently serves on the boards of directors of various private companies.

Name and Age as of January 22, 2019	Biographical Information and Director Qualifications and Experience
Education: Mr. Gross holds a B.S.E. degree from Rensselaer Polytechnic Institute, an M.S.E. degree from the University of Michigan, and an M.B.A. from the Stanford Graduate School of Business.

Key Skills, Qualifications and Experience: As the Chairman of a business and technology advisory and investment firm, Mr. Gross has senior leadership experience and media and technology experience. Mr. Gross also brings to the Board industry experience, high-growth company experience and public company board experience.

Beatriz V. Infante Age 64
Experience: Ms. Infante has served as a director of the Company since May 2014, and she currently serves as the Chair of the Compensation Committee and a member of the Audit Committee. Ms. Infante also served on the Special Committee during fiscal 2018. Ms. Infante is currently the Chief Executive Officer of BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal. Since October 2017, she has served as a director and member of the Compensation and Audit Committees of Ribbon Communications Inc., a cloud communications company formed from the merger of Sonus Networks Inc. and GENBAND Holdings Company. Since January 2018, she has served as a director and member of the Compensation, Audit and Innovation Committees of PriceSmart Inc. and additionally was named Chair of its Compensation Committee in October 2018. From January 2010 to October 2017, she served as a director and member of the Compensation Committee of Sonus Networks. From May 2012 until its acquisition by Broadcom in May 2015, Ms. Infante served as a director of Emulex, and was the Chair of its Nominating and Governance Committee and member of the Compensation Committee. From July 2016 until its acquisition by Veeco in May 2017, Ms. Infante served as a director and member of the Nominating and Corporate Governance Committee of Ultratech, Inc. Ms. Infante served as Chief Executive Officer and a director of ENXSuite Corporation from May 2010 until it was acquired in October 2011. Ms. Infante served as Chief Executive Officer and a director of VoiceObjects, Inc. from March 2006 until VoiceObjects, Inc. was acquired in December 2008. Ms. Infante served as a director and Interim Chief Executive Officer of Sychron, Inc. from December 2004 to June 2005 until its sale to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation, a market leader in communications solutions, from April 2000 until October 2003, and was additionally named Chairman in February 2001. Between October 1998 and April 2000, she held additional roles at Aspect Communications. From May 2012 until April 2014, Infante was also a director and Chairman of the Compensation and Audit Committees of 1010data, Inc.

Education: Ms. Infante holds a B.S.E degree in Electrical Engineering and Computer Science from Princeton University and a M.S. degree in Engineering Science from California Institute of Technology.

Key Skills, Qualifications and Experience: Ms. Infante’s strong technical expertise coupled with her senior executive experience as a Chief Executive Officer of many different technology companies and her exemplary performance as a distinguished board member who currently sits on multiple technology company boards provide strategic and corporate compensation experience to the Board. Ms. Infante has demonstrated her commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors—a rigorous suite of courses spanning leading practices for boards and committees. Ms. Infante has been a NACD Board Leadership Fellow since 2012. Ms. Infante supplements her board leadership skills through ongoing engagement with the director community and access to leading practices.

Name and Age as of January 22, 2019	Biographical Information and Director Qualifications and Experience

Edward J. Kolodzieski Age 58
Experience: Mr. Kolodzieski has served as a director of the Company since November 2015, and currently serves as a member of the Compensation Committee and the Corporate Governance and Nominating Committee. Mr. Kolodzieski also served on the Special Committee during fiscal 2018. Since 2013, Mr. Kolodzieski has also served as a Senior Advisor for CVC Capital Partners in the consumer products, retail and supply chain sectors. In addition, he currently serves as a director of Vi-Jon Inc. since August 2013, on the advisory board of The Welspun Group since January 2017, and as a director of Salad and Go since August 2018. Previously, Mr. Kolodzieski served as Chairman of the Board for Archway Marketing Services from September 2015 through June 2018. Prior to that, Mr. Kolodzieski served as Executive Vice President—Global Sourcing at Wal-Mart, Inc. from February 2010 to his retirement from Wal-Mart in February 2013. Prior to this position, he held several other senior executive positions with Wal-Mart, including Chairman of the Board and Chief Executive Officer of Walmart Japan, Chief Operating Officer of Wal-Mart International, and SVP of Wal-Mart’s Neighborhood Market division. Before joining Wal-Mart, he was the President of Acme Markets of Virginia, a supermarket firm with operations in five Mid-Atlantic States.

Mr. Kolodzieski has been a certified law enforcement officer for over 30 years and is currently taking training in the area of cyber security and internet fraud. He has completed courses from the U.S. Department of Justice / National White Collar Crime Center and the Carnegie Mellon University CERT Cyber Security Certification Program.

Education: Mr. Kolodzieski holds a B.S. in Business Management from University of South Florida and an M.B.A. from University of Tampa.

Key Skills, Qualifications and Experience: As a retail industry veteran, Mr. Kolodzieski brings senior leadership and financial experience with respect to traditional and e-commerce retail supply chain operations, sourcing and merchandising. Mr. Kolodzieski has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors—a rigorous suite of courses spanning leading practices for boards and committees. Mr. Kolodzieski was a 2013 NACD Board Governance Fellow.

EXECUTIVE OFFICERS AND MANAGEMENT

Below you can find information, including biographical information, about our executive officers (other than Mr. Angrick, whose biographical information appears above):

Name	Age	Position
Jorge A. Celaya	52	Executive Vice President and Chief Financial Officer
Roger Gravley	61	President, GovDeals and Chief Information Officer
James M. Rallo	53	President, Retail Supply Chain Group and Capital Assets Group
Mark A. Shaffer	45	Vice President, General Counsel and Corporate Secretary

Jorge A. Celaya has served as our Executive Vice President and Chief Financial Officer since 2015 where he plays a key role in leading the Company’s ongoing transformation and growth initiatives. Mr. Celaya has more than 25 years of experience in capital markets, financial accounting, operations and strategic transformation with global and publicly held companies in diverse industries. Before joining the Company, he co-founded Avanz Capital, an independent investment firm focused on private equity investing across emerging markets. Before that, Mr. Celaya was Executive Vice President and Chief Financial Officer for both FTI Consulting, a global provider of business restructuring, financial consulting, and e-discovery software and services, and Sitel Corporation, a global provider of business process outsourcing services. From 1990 to October 2003, Mr. Celaya also held various corporate and operating group positions with Schlumberger Ltd. where he worked across multiple industries and sectors both domestically and internationally. Mr. Celaya holds a Bachelor of Arts degree and a Master’s in Business degree from the University of Texas at Austin.

Roger Gravley has served as our Chief Information Officer since December 2017 and as President of GovDeals since 2014. Previously, he was VP of Client Services, GovDeals, from 2009 to 2014. Mr. Gravley was the VP of Professional Services at Information Management Specialists from 1994 to 2009, where he also served on its board of directors from 1998 to 2009. He has also held a number of IT management roles for other leading companies, including Unisys, Litton Computer Services, and Harris Data Systems and served ten years in the U.S. Air Force as a linguist and computer programmer before commencing his career in the private sector.

James M. Rallo has served as President of the Retail Supply Chain Group (RSCG) since February 2014 and President of Capital Assets Group (CAG) since October 2017. Previously, Mr. Rallo was our Chief Financial Officer and Treasurer from February 2005 to August 2015. Before joining the Company, Mr. Rallo served as Chief Financial Officer and Treasurer of Sleep Services of America, Inc. from July 1999 to February 2005. Mr. Rallo served as Vice President of Deutsche Banc Alex. Brown’s Healthcare Investment Banking Group from June 1995 to July 1999. Mr. Rallo holds an M.B.A. from the Smith School of Business at the University of Maryland and a B.S. from Washington and Lee University. Mr. Rallo is a Certified Public Accountant.

Mark A. Shaffer has served as our Vice President, General Counsel and Corporate Secretary since July 2016. Before this role, Mr. Shaffer was Senior Associate General Counsel and Assistant General Counsel from September 2012 to July 2016. Before joining the Company, Mr. Shaffer served as Senior Counsel and Global Compliance Officer for Barnes Group, Inc., an international industrial and aerospace manufacturer and service provider, from June 2010 to August 2012. Before that, he served in other roles at Barnes Group and as Senior Counsel at the law firm of Miller Canfield, where he focused on industrial and automotive mergers and acquisitions and commercial negotiations. Mr. Shaffer also served as Senior Counsel for Kmart Corporation and as an associate at the law firms of LeBoeuf, Lamb, Greene & MacRae LLP and Latham & Watkins LLP. Mr. Shaffer holds a Bachelor of Science in Foreign Service and a Juris Doctorate from Georgetown University.

ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2019.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will review its future selection of the independent registered public accounting firm. Even if this selection is ratified, pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and may determine to change the firm selected at such time and based on such factors as it determines to be appropriate.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

RECOMMENDATION OF THE BOARD

Your Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019.

AUDITORS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended September 30, 2018, and September 30, 2017, and for fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal 2018	Fiscal 2017
Audit fees(1)	$1,762,728	$1,613,138
Audit-related fees(2)	$112,152	$180,000
Tax fees(3)	$388,777	$517,203
All other fees	$0	$0
Total fees	$2,263,657	$2,310,341
(1)	Audit fees consisted principally of work performed in connection with the audit of our consolidated financial statements and the review of our unaudited quarterly financial statements. This amount includes $105,216 in costs during fiscal 2018 and $104,138 in costs during fiscal 2017 related to the statutory audits of our foreign subsidiaries and other related services.
(2)	Audit-related fees consisted principally of fees incurred in connection with audits related to our employee benefit plans and new enterprise resource planning systems implemented as part of our LiquidityOne Transformation.
(3)	Tax fees consisted principally of tax return preparation, planning and compliance work.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Under its Charter, Audit Committee policy and applicable law, the Audit Committee pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm, including audit services, audit-related services, tax services and other services. The Audit Committee has delegated authority to the Chair of the Audit Committee in some cases to pre-approve the provision of services by our independent registered public accounting firm, which pre-approvals the Chair then communicates to the full Audit Committee. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. We obtain these services from other service providers as needed.

Audit Committee Report

The Company’s management team is responsible for the Company’s financial statements, internal controls and financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles. The Audit Committee was established for the purpose of representing and assisting the Board in overseeing the Company’s accounting and financial reporting processes and audits of the Company’s annual financial statements, including the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory authority requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s independent registered public accounting firm. The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and the matters required to be discussed by PCAOB Auditing Standard 1301. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018 for filing with the Securities and Exchange Commission. The Board of Directors approved including the audited financial statements in the Company’s Annual Report.

The Audit Committee: George H. Ellis, Chair Patrick W. Gross Beatriz V. Infante

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

ITEM 3 — APPROVAL OF AN ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee’s goals in setting executive compensation are to support the attainment of our short- and long-term financial and strategic objectives, reward executives for continuous growth in earnings and stockholder value, and align executives’ interests with those of our stockholders. To achieve these goals, our executive compensation structure emphasizes performance-based compensation, including annual incentive compensation and stock-based awards with multi-year vesting schedules.

We urge stockholders to read the “Compensation Discussion and Analysis,” beginning on page 29 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on page 48 through page 63, which provide detailed information on the compensation of our named executive officers. The Board and the Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:

RESOLVED, that the stockholders of Liquidity Services, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2019 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board has adopted a policy of providing for annual “say-on-pay” advisory votes. Unless the Board modifies its policy on the frequency of holding “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will occur in 2020.

RECOMMENDATION OF THE BOARD

Your Board of Directors unanimously recommends a vote FOR the advisory resolution on executive compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes our compensation strategy, programs and practices for these executive officers during fiscal 2018:

Executive	Principal Position
William P. Angrick, III	Chairman and Chief Executive Officer
Jorge A. Celaya	Executive Vice President and Chief Financial Officer
Roger Gravley	President, GovDeals and Chief Information Officer
James M. Rallo	President, Retail Supply Chain Group & Capital Assets Group
Mark A. Shaffer	Vice President, General Counsel and Corporate Secretary

In this proxy statement, we refer to these individuals as our named executive officers or NEOs.

Executive Summary

The Compensation Committee believes in a "pay-for-performance" approach to executive compensation that aligns executive compensation with shareholder interests. This means that a significant portion of an executive's compensation should be at risk and may vary from "targeted" compensation based upon the level of achievement of specified performance objectives. Our pay for performance executive compensation philosophy and the elements of our executive compensation program with regard to fiscal 2018 are summarized below:

•	The main objectives of our executive compensation program are to drive continuous stockholder return by motivating executives to achieve short- and long-term financial and strategic objectives, rewarding executives for continuous growth in earnings and stockholder value, and aligning executives’ interests with those of our stockholders.
•	Our executive compensation program emphasizes performance-based compensation, including annual incentive compensation and stock-based awards, such as stock options and restricted stock.
•	Our Compensation Committee evaluates and sets the compensation levels of our named executive officers. In setting compensation levels for executives, the Compensation Committee solicits the input and recommendations of our Chairman and CEO. The Compensation Committee regularly engages an independent compensation consultant to conduct market reviews of our competitive market for executive talent. The Compensation Committee engaged Radford to review market data for use in determining fiscal 2018 compensation levels and to update the Company’s peer group.
•	To support the retention and incentive purposes of our executive compensation program, in fiscal 2018 each of our named executive officers received time-based and performance-based stock option and restricted stock unit awards.
•	73% of Mr. Angrick’s targeted total direct compensation for fiscal 2018 was delivered through variable incentives for which payout is tied to achievement of pre-determined performance objectives.
•	On average, approximately 52% of the targeted total direct compensation for fiscal 2018 of the other named executive officers was delivered through variable incentives in which payout is tied to achievement of pre-determined performance objectives.
•	We emphasize equity-based long-term incentives to ensure these executives are focused on longer-term operating objectives and stock price performance in addition to shorter-term goals. The targeted value for long-term incentive awards for the named executive officers other than Mr. Angrick is approximately 21% of the targeted value of their annual incentive awards and for Mr. Angrick is approximately 32% of the targeted value of such awards.

Our fiscal 2018 business and financial performance, combined with several important operational developments, significantly impacted the design of our 2018 executive compensation program and the timing of decisions related to such program. In fiscal 2018, we achieved some notable financial and operational milestones, including:

•	Our fiscal 2018 GMV was up 5% (excluding our expired Department of Defense surplus contract) over fiscal 2017, driven by consistent growth in our GovDeals and RSCG segments. Our consolidated adjusted EBITDA was up 66% over fiscal 2017.
•	Our GovDeals segment grew GMV approximately 15% over fiscal 2017 and our RSCG segment grew GMV approximately 13% over fiscal 2017.
•	We also drove operating efficiencies while simultaneously investing in new sales, marketing and technology initiatives to accelerate our top line growth. Fiscal 2018 consolidated adjusted EBITDA was up 66% over fiscal 2017.

For fiscal 2018, we achieved consolidated, commercial adjusted EBITDA and gross profit levels that exceeded threshold performance levels under our incentive programs, resulting in payouts to our named executive officers as described in additional detail below. The exception to this is the combined performance of our RSCG and CAG segments, which achieved commercial margin growth levels that fell short of the threshold level, resulting in no payout to Mr. Rallo with respect to the commercial margin growth goal.

CEO Target vs. Realized Cash Pay
$570,000
$380,000
$375,060
$380,000
FY 2018 TARGET CASH PAY
FY 2018 REALIZED CASH PAY
Base Salary
Annual Cash Incentive

Average NEO Target vs. Realized Cash Pay
$233,575
$340,750
$167,239
$340,750
FY 2018 AVERAGE TARGET CASH PAY
FY 2018 AVERAGE REALIZED CASH PAY
Base Salary
Annual Cash Incentive

CEO Target vs. Realized
Long-Term Equity Incentive Pay
FY 2016-2018
$2,484,322
$952,128
$1,267,016
$-
FY 2016-2018 TARGET LTI
FY 2016-2018 REALIZED LTI
Stock Options
Restricted Stock

Average NEO Target vs. Realized
Long-Term Equity Incentive Pay
FY 2016-2018
$399,892
$204,499
$857,776
FY 2016-2018 TARGET LTI
FY 2016-2018 REALIZED LTI
Stock Options
Restricted Stock

Best Practices

Our approach to executive compensation incorporates these best practices:

☑ The Compensation Committee receives objective advice from an independent compensation consultant, Radford, an Aon Hewitt company.

☑ Our Board has adopted a clawback policy applicable to all cash incentive payments and performance-based equity awards granted to our executive officers.

☑ Our named executive officers are not entitled to any “single trigger” equity acceleration with a change in control.

☑ All named executive officers must own Company common stock equal to 150% of their annual base salaries (or, for the CEO, 600%).

☑ We do not provide excise tax gross-ups to any of our executive officers.

“Say-on-Pay” Advisory Vote on Executive Compensation

We asked stockholders to vote on a “say-on-pay” advisory vote on our executive compensation in 2018 at the 2018 Annual Meeting of Stockholders. Stockholders expressed substantial support for the compensation of our named executive officers, with approximately 98% of the votes cast for the “say-on-pay” advisory vote. The Compensation Committee carefully evaluated the results of the 2018 advisory vote at its February 28, 2018 meeting. The Compensation Committee also considers many other factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of total stockholder return, the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group and survey data, each of which is evaluated in the context of the Compensation Committee’s fiduciary duty to act as the directors determine to be in stockholders’ best interests. While each factor bore on the Compensation Committee’s decisions regarding our named executive officers’ compensation, the Compensation Committee made no changes to our executive compensation program and policies because of the 2018 “say-on-pay” advisory vote.

General Compensation Philosophy

The Company’s executive compensation program is designed to:

•	align executives’ interests with those of our stockholders;
•	support the attainment of our short- and long-term financial, operational, and strategic objectives;
•	reward executives for continuous growth in earnings and stockholder value;
•	attract, retain and motivate key executives; and
•	encourage a long-term commitment to the Company.

To achieve these objectives, the Compensation Committee uses a variety of compensation elements:

Compensation Element	Objective
Annual base salary	Attract and retain executives by fairly compensating them for performing the fundamental requirements of their positions.

Annual cash incentive compensation
Motivate executives to achieve specific annual financial, operational and strategic goals and objectives whose achievements are critical to near- and long-term success; reward executives directly in relationship to the degree those goals are achieved in a given year; and attract executives with an interest in linking their compensation rewards, including greater upside bonus potential, directly to higher corporate performance.

Long-term incentive compensation
Align executives’ long-term interests with stockholders’ interests and drive decisions and achieve goals that will help us to remain competitive; attract executives with an interest in creating long-term stockholder value; reward executives for building and sustaining stockholder value; and retain executives both through growth in their equity value and the vesting provisions of our stock awards.

Employment Agreements	Attract, retain and provide reasonable security to executives; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.

Factors Considered When Determining Compensation. The Compensation Committee seeks to set executive compensation at competitive levels that the Compensation Committee considers appropriate for a company of our size and stage of growth. Annually, the Compensation Committee determines and approves the total compensation level of each of our named executive officers based on its evaluation of external market conditions, Company performance and each named executive officer’s individual performance relative to pre-established performance goals and objectives. The Compensation Committee also considers each executive’s level of experience, unique skills and abilities critical to the Company, and the executive’s tenure, position and responsibilities with the Company. The Compensation Committee considers recommendations from the Chairman and CEO regarding levels for base salary, annual incentive awards and long-term incentive awards for named executive officers. The Chairman and CEO annually provides to the Compensation Committee historical and prospective breakdowns of the total direct compensation components for each named executive officer. The Chairman and CEO also recommends financial and non-financial performance goals for each named executive officer under the annual cash incentive compensation plan.

Pay Mix. Because our named executive officers are in a position to directly influence our performance, a significant portion of their compensation is delivered in the form of annual cash incentive award and long-term incentive compensation. We rely on a mix of compensation components intended to reward short-term results (in the form of annual cash incentive awards) and motivate long-term performance (in the form of option and restricted stock unit grants that vest over several years). We do not have a specific allocation target between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, we retain the flexibility when determining the compensation mix to react to our evolving business environment and our specific hiring and retention requirements. In fiscal 2018, approximately 37% or more of each of our named executive officer’s target total direct compensation, including approximately 60% of the target total direct compensation for the Chairman and CEO, was performance-based or tied directly to the performance of our stock (in the form of target annual cash incentive awards, stock options and restricted stock unit awards), consistent with our compensation philosophy to link executive compensation with stockholder returns and achievement of strategic business objectives.

Market Data. The Compensation Committee has engaged on an annual basis a leading industry compensation consultant to assess the market competitiveness of our executive compensation program so our program attracts and retains executive talent essential to achieve our business plans. For fiscal 2018, the Compensation Committee engaged Radford, which is a part of Aon plc, to assess the market competitiveness of our executive compensation program and to evaluate and set fiscal 2018 executive compensation levels. The Compensation Committee considered these six factors regarding Radford:

(i)	the provision of other services to us by Radford;
(ii)	the fees paid by us to Radford, as a percentage of the total revenue of Radford;
(iii)	the policies and procedures of Radford designed to prevent conflicts of interest;
(iv)	any business or personal relationship of the Radford consultant with a member of the Compensation Committee;
(v)	any of our stock owned by the Radford consultants; and
(vi)	any business or personal relationship of the Radford consultant or Radford with any of our executive officers,

Based on the foregoing factors, our Compensation Committee has concluded that no conflict of interest exists regarding its engagement of Radford.

The scope of Radford’s work included a review of the Company’s executive compensation practices, assistance with development of an appropriate peer group, and presentation to the Compensation Committee of a report regarding executive compensation trends for similarly sized companies and the market competitiveness of our executive compensation program. Radford was engaged directly by the Compensation Committee and provided no services to the Company other than the executive and director compensation consulting services described above.

To assist the Compensation Committee in its market review for fiscal 2018, the Compensation Committee’s compensation consultant prepared an analysis of the market competitiveness of the aggregate value of total direct compensation (base salary, annual incentive bonus and long-term incentives) and the market competitiveness of each element of compensation for each named executive officer. The market review was based upon two different sources of compensation data provided by Radford—the Radford Global Technology Survey and publicly available market data from a selected peer group of e-commerce companies. The Radford Global Technology Survey is a national survey that contains compensation data for high-technology sector companies. The survey data was used as a market reference to assess how the Company’s compensation practices for top executives compare to market practices and to confirm that the overall compensation mix is reasonably aligned with the marketplace.

The peer companies utilized in Radford’s fiscal 2018 review were updated in fiscal 2018 by Radford with input from the Compensation Committee and approved by the Compensation Committee. The peer group was developed using several criteria as a guide (for example, company size, net income, growth, location, internet presence and technology focus) and included 18 companies, with revenues ranging from approximately $112.7 million to $1.125 billion. At the time of the fiscal 2018 review, we were at the 44th percentile of the peer group for revenue, the 6th percentile for operating income and the 33rd percentile for market capitalization. The peer group companies for the fiscal 2018 review were:

•	Agilysys	•	NIC
•	American Software	•	PFSweb
•	Blucora	•	QuinStreet
•	Care.com	•	Rosetta Stone
•	DHI Group	•	Ritchie Bros. Auctioneers
•	EVINE Live	•	Steel Connect
•	H&E Equipment Services	•	TESSCO Technologies
•	Lawson Products	•	The Rubicon Project
•	Leaf Group	•	XO Group

Five companies, American Software, Care.com, Leaf Group, Rosetta Stone and The Rubicon Project, were added to the peer group for the fiscal 2018 review based on, among other things, their size, revenues, location and technology focus. Five companies, Angie’s List, WebMD, CoStar Group, DXP Enterprises, and Sotherby’s, were removed from the peer group because they were no longer comparable to the Company.

The Compensation Committee considers the market data in setting compensation levels but does not target or position named executive officer pay levels at a specific percentile level relative to the peer group. Rather, the Compensation Committee reviews total direct compensation and the mix of the compensation components relative to the peer group as one factor in determining if compensation is adequate to attract and retain qualified executive officers. The compensation decisions specific to each component of total direct compensation for the named executive officers are discussed below.

Base Salary

Purpose. Salaries for named executive officers are designed to be competitive when compared with prevailing market rates. The Compensation Committee bases salaries on a variety of factors, including level of responsibility, performance and the recommendations of the Chairman and CEO. The Compensation Committee utilizes a report of market compensation levels prepared by its independent compensation consultant to evaluate the executives’ base salaries. The Compensation Committee considers the base salary levels of similarly situated executives in the peer group, executive experience and other factors, such as tenure, individual performance and responsibilities.

Base salaries are reviewed annually or at the time of promotion or other changes in responsibilities. In determining whether to award base salary increases, the Compensation Committee considers the Company’s overall business outlook, the Company’s budget, the executive’s individual performance, historical compensation, market compensation levels for comparable positions, internal pay equity and other factors, including any retention concerns. Under the employment agreements in place with our named executive officers, the Compensation Committee may not reduce the salary of a named executive officer downward unless the named executive officer consents to a reduction.

Fiscal 2018 Decisions. In fiscal 2018, Mr. Angrick’s base salary level remained unchanged. This base salary level is below the competitive median range of the proxy and survey data to emphasize the role of long-term equity incentives during a period in which the Company is focused on long-term reinvestment of its earnings. The base salary levels for Messrs. Rallo, Celaya and Gravley increased in fiscal 2018 to provide a base salary level competitive with our peers and to reflect each officer’s experience and tenure. Mr. Shaffer’s base salary for fiscal 2018 was $287,000. Historical data for Mr. Shaffer is not provided because he became a named executive officer in fiscal 2018.

For fiscal 2018, the Compensation Committee approved base salaries in the following amounts for our named executive officers:

Named Executive Officer	2018 Salary	2017 Salary	Percentage Increase (Decrease)
William P. Angrick, III	$380,000	$380,000	0%
Jorge A. Celaya	$359,000	$350,000	2.6%
Roger Gravley	$350,000	$278,100	25.9%
James M. Rallo	$367,000	$330,424	11.1%
Mark A. Shaffer	$287,000	—	—

Fiscal 2019 Decisions. For fiscal 2019, the Compensation Committee approved base salaries in the following amounts for our named executive officers:

Named Executive Officer	2019 Salary	Percentage Increase (Decrease)
William P. Angrick, III	$420,000	10.5%
Jorge A. Celaya	$366,180	2.0%
Roger Gravley	$380,030	8.6%
James M. Rallo	$367,000	0%
Mark A. Shaffer	$312,830	9.0%

The base salary levels for Messrs. Angrick, Celaya, Gravley and Shaffer increased for fiscal 2019 to provide a base salary level competitive with our peers and to reflect each officer’s experience and tenure. Mr. Rallo voluntarily requested that his base salary level remained unchanged for fiscal 2019 as part of a general freeze on salaries implemented by Mr. Rallo with respect to the CAG business for fiscal 2019.

Annual Incentive Compensation

Purpose. Annual incentive compensation is an “at risk” performance-based cash award designed to motivate our named executive officers to achieve pre-established corporate financial and individual performance objectives consistent with the Company’s strategic plan. Awards under the plan are payable if, and only if, these pre-established objectives are achieved. The Compensation Committee retains the discretion to increase or decrease payouts under the annual cash incentive plan in connection with its review of the Company’s and the executive’s performance during the year. Compensation paid under the plan has varied significantly from year to year. For example, over the last several years, the annual cash incentive award of our Chairman and CEO has ranged from 25% to 99% of his base salary. The annual incentive award plan is also designed to attract and retain key employees by providing our named executive officers with a significant opportunity to earn additional annual cash compensation. The target opportunities of our named executive officers range from 50% to 150% of base salary, with a maximum opportunity of between 82% and 245% of the base salary. The Compensation Committee strives to set the annual incentive plan target opportunity at the median of the peer group with potential for upper quartile pay based on superior performance of the Company and the individual.

Fiscal 2018 Target Annual Cash Incentive Award Opportunities. At the beginning of each fiscal year, the Compensation Committee establishes the performance goals and target and maximum cash incentive awards for each named executive officer. The Compensation Committee sets each target and maximum cash incentive award as a percentage of each named executive officer’s base salary. The cash incentive ultimately awarded depends on the achievement of performance goals. The “Grants of Plan-Based Awards for Fiscal 2018” table below shows the range of possible payments to each of our named executive officers under the annual incentive award plan in fiscal 2018.

For fiscal 2018, the annual incentive cash award target and maximum award of our named executive officers were:

Named Executive Officer	Fiscal 2018 Target Award Percentage of Base Salary	Fiscal 2018 Annual Incentive Target	Fiscal 2018 Maximum Award Percentage of Base Salary
William P. Angrick, III	150%	$570,000	245%
Jorge A. Celaya	80%	$287,200	130%
Roger Gravley	60%	$210,000	102%
James M. Rallo	80%	$293,600	136%
Mark A. Shaffer	50%	$143,500	82%

The Compensation Committee established these target and maximum cash incentive award opportunities based on (1) the relative scope and responsibility of the named executive officer’s position and his respective impact on overall Company performance and (2) comparative compensation data based on the Compensation Committee’s review of the competitive market conducted for fiscal 2018. For fiscal 2018, the target award opportunity for Mr. Angrick was increased to 150% of his base salary because the Compensation Committee recognized that Mr. Angrick’s cash compensation was below the peer group twenty-fifth percentile. The target award opportunity for Mr. Celaya and Mr. Rallo remained the same for fiscal 2018. The target award opportunity for Mr. Gravley decreased to 60% of his base salary due to a performance-based supplemental cash bonus granted to Mr. Gravley during fiscal 2018, which is described in greater detail below. For fiscal 2018, Mr. Shaffer’s target award opportunity was 50% of his base salary.

Supplemental Cash Bonus to Mr. Gravley. In fiscal 2018, the Compensation Committee determined to pay to Mr. Gravley a performance-based supplemental cash bonus in an amount not to exceed $500,000. Fifty percent (50%) of the bonus accrues to Mr. Gravley if he achieves, to the satisfaction of the Chief Executive Officer and the Compensation Committee, the plan to develop and launch into production specific technology solutions relating to the Company’s LiquidityOne Transformation by September 30, 2018 (the “2018 LOT Plan”). The remaining fifty percent of the bonus accrues to Mr. Gravley if he achieves, to the satisfaction of the Chief Executive Officer and the Compensation Committee, the plan to: (i) complete the final remaining elements of the LiquidityOne Transformation; (ii) realize post-LiquidityOne Transformation cost benefits from retiring legacy systems to the extent not already realized; and (iii) develop and launch into production specific additional technology solutions by September 30, 2019 (the “2019 LOT Plan”). The Compensation Committee may waive completion of any portion of the 2018 LOT Plan or the 2019 LOT Plan. The bonus will be paid to Mr. Gravley, to the extent the amount has been approved by the Compensation Committee, by December 31, 2019. If the 2018 LOT Plan or the 2019 LOT Plan changes, the Chief Executive Officer will amend in good faith the schedule and goals on which Mr. Gravley accrues the bonus; however, the Chief Executive Officer may not change the total maximum amount of the bonus or the payment date. If, as of December 31, 2019, Mr. Gravley is no longer employed by the Company or if Mr. Gravley or the Company has given notice to terminate his employment, Mr. Gravley will have no right to the bonus unless such termination is (a) by reason of death or disability, (b) by the Company without cause, or (c) by Mr. Gravley for good reason (as such terms are defined in Mr. Gravley’s employment agreement). In such circumstances, Mr. Gravley will be entitled to the bonus which has already accrued and shall be entitled to such pro rata portion of the unaccrued bonus achieved as reasonably determined by the Chief Executive Officer. As of September 30, 2018, the Compensation Committee determined that Mr. Gravley had achieved 37% of the 2018 LOT Plan.

Fiscal 2018 Performance Goals. At the beginning of the fiscal year, the Compensation Committee established performance goals based on achievement of certain Company financial performance and individual performance objectives. For fiscal 2018, the Compensation Committee determined that awards for our named executive officers would be based on achievement in three areas:

(1)	gross profit,
(2)	consolidated, commercial adjusted EBITDA excluding our Department of Defense contracts (“Consolidated Commercial Adjusted EBITDA”) for Messrs Angrick, Celaya and Shaffer or, in the case of Messrs. Gravley and Rallo who manage segments of the Company, commercial contribution margin growth (“Contribution Margin Growth”) of their segments, and
(3)	individual goals subject to minimum financial targets.

By focusing on these three areas, the Compensation Committee tied annual incentive compensation of our named executive officers to both Company financial performance and individual performance.

For Mr. Angrick, Mr. Celaya and Mr. Shaffer, the gross profit and Consolidated Commercial Adjusted EBITDA goals (the “Company Performance Goals”) are based on results from all marketplaces excluding the Department of Defense surplus and scrap contracts. For Mr. Rallo, the Company Performance Goals are based on gross profit and Contribution Margin Growth results for RSCG and CAG. For Mr. Gravley, the Company Performance Goals are based on results for gross profit and Contribution Margin Growth results of GovDeals. The individual performance goals (the “Individual Performance Goals”) applicable to each of our named executive officers are described in further detail below. Payout for Individual Performance Goals is also subject to minimum financial performance targets. The relative weights assigned to each of the Company Performance Goals (35% to gross profit and 35% to Consolidated Commercial Adjusted EBITDA or Contribution Margin Growth) and to the Individual Performance Goals (30%) for fiscal 2018 are the same for all of our named executive officers.

The gross profit goal focuses on the growth in gross profit from the Company’s marketplaces. The Consolidated Commercial Adjusted EBITDA goal focuses on the growth in EBITDA from the Company’s marketplaces for surplus that does not pertain to the Company’s Department of Defense contracts before allocation of certain expenses. The Compensation Committee selected these metrics as the corporate performance measures because these continue to be key metrics used by management to measure the Company’s business performance.

The gross profit goals for the named executive officers for fiscal 2018 were as set forth in the table below. If the level of achievement was below threshold levels, then no award would be earned with respect to the goal and if maximum levels had been achieved, then the payout for that goal would be capped at 200%.

Year over Year Gross Profit Growth	Threshold	Target	Maximum
Corporate (Angrick, Celaya and Shaffer)	$87M	$101.5M	$125.7M
RSCG/CAG (Rallo)	$61.9M	$72.2M	$89.4M
GovDeals (Gravley)	$26.2M	$29.0M	$35.9M

The Compensation Committee cannot specify the degree of difficulty required to meet the gross profit target goal, but believes that achievement of the target goal would have required substantial and sustained performance by the Company. The target gross profit goal follows the Company’s annual business plan and strategic objectives, and achievement of the target goal required extensive business development efforts, a significant increase in inventory velocity and continued improvement in service levels. As noted below under the heading “Fiscal 2018 Results and Payouts,” the awards were made below target levels in fiscal 2018.

The Consolidated Commercial Adjusted EBITDA goals for Mr. Angrick, Mr. Celaya and Mr. Shaffer for fiscal 2018 were as set forth in the table below. If the level of achievement was below threshold levels, then no award would be earned with respect to the goal and if maximum levels had been achieved, then the payout for that goal would be capped at 180%.

Consolidated Commercial Adjusted EBITDA	Threshold	Target	Maximum
Corporate (Angrick, Celaya and Shaffer)	$6.8M	$11.3M	$13.6M

The Compensation Committee cannot specify the degree of difficulty required to meet the Consolidated Commercial Adjusted EBITDA target goal, but believes that achievement of the target goal would have required substantial and sustained performance by the Company. The target Consolidated Commercial Adjusted EBITDA goal is consistent with the Company’s annual business plan and strategic objectives, and achievement of the target goal required extensive business development efforts, a significant increase in inventory velocity and continued improvement in service levels. As noted below under the heading “Fiscal 2018 Results and Payouts,” the awards were made below target levels in fiscal 2018.

With respect to Mr. Rallo, the target Contribution Margin Growth goal with respect to RSCG and CAG for fiscal 2018 was $16 million in year over year growth. If the Company had achieved Contribution Margin Growth with respect to RSCG and CAG of less than $12 million in year-over -year growth, then no award would have been earned with respect to this goal. With respect to Mr. Gravley, the target Contribution Margin Growth goal with respect to GovDeals for fiscal 2018 was 13.2% in year-over-year growth. If the Company had achieved a Contribution Margin Growth with respect to GovDeals of less than 2.4%, then no award would have been earned with respect to this goal. Because we believe disclosure of the exact total contribution margin amounts to which these Contribution Margin Growth targets equate would cause the Company competitive harm by publishing sensitive information that would not otherwise be disclosed, the Company is not disclosing total contribution margin amounts. The Committee cannot specify the degree of difficulty required to meet the Contribution Margin Growth target goal, but believes that achievement of the target goal would have required substantial and sustained performance by the Company. The target Contribution Margin Growth goal is consistent with the Company's annual business plan and strategic objectives, and achievement of the target goal required extensive business development efforts, a significant increase in inventory velocity and continued improvement in service levels.

The Individual Performance Goals established for each of our named executive officers varied based on his relative job responsibilities and emphasized improvement in metrics or operational objectives within the control of each named executive officer. Each of our named executive officers had four to five individual management objectives designed to further the Company’s strategic initiatives, including growth initiatives, improving sales productivity, improving buyer marketing productivity, simplifying organization and streamlining operations, and consolidating processes and systems. To the extent that an objective was determined to be critical to the Company’s strategy and business plan, it may have served as an individual objective of more than one named executive officer.

Our Chairman and Chief Executive Officer’s individual performance was evaluated based on the following individual objectives (which comprised 30% of his total annual award opportunity):

•	Increase long term shareholder return by advancing strategic objectives in support of long term business transformation strategy
•	Increase short term shareholder return by simplifying organization and streamlining operations
•	Deliver benefits of LiquidityOne Transformation program through systems consolidation

Mr. Rallo’s individual performance was evaluated based on the following individual objectives (which comprised 30% of his total annual award opportunity):

•	Grow commercial business
•	Grow the buyer base

•	Develop RSCG and CAG talent
•	Support the implementation of the LiquidityOne Transformation program

Mr. Gravley’s individual performance was evaluated based on the following individual objectives (which comprised 30% of his total annual award opportunity):

•	Grow GovDeals business
•	Grow AuctionDeals marketplace, a beta version of the GovDeals marketplace for commercial businesses
•	Penetrate key client relationships
•	Support the implementation of the LiquidityOne Transformation program

Mr. Celaya’s individual performance was evaluated based on the following individual objectives (which comprised 30% of his total annual award opportunity):

•	Manage corporate strategy and development resources
•	Enhance financial reporting and analysis
•	Expand margins in commercial business through strategic planning and analysis
•	Streamline finance operations

Mr. Shaffer’s individual performance was evaluated based on the following individual objectives (which comprised 30% of his total annual award opportunity):

•	Support development of standard legal agreements
•	Conduct privacy audit
•	Consolidate legal spend
•	Streamline legal operations

Payout based on individual performance was subject to minimum financial performance targets. These targets were met in fiscal 2018.

Fiscal 2018 Results and Payouts. At the end of the performance year, our Chairman and CEO assessed the achievement of the Company Performance Goals and the Individual Performance Goals and made a recommendation to the Compensation Committee regarding the annual incentive award payouts. In determining the fiscal 2018 awards, the Compensation Committee assessed the Company’s and each named executive officer’s performance measured against the previously described Company Performance Goals and Individual Performance Goals.

For fiscal 2018, the Company achieved gross profit that exceeded the threshold level but fell short of the target level, resulting in a payout to Mr. Angrick, Mr. Celaya and Mr. Shaffer of 19% of target for this goal. RSCG and CAG also achieved gross profit growth that exceeded the threshold level but fell short of the target level, resulting in a payout to Mr. Rallo of 15% of target for this goal. GovDeals also achieved gross profit growth that exceeded the threshold level but fell short of the target level, resulting in a payout to Mr. Gravley of 32% of target for this goal.

For fiscal 2018, the Company achieved Consolidated Commercial Adjusted EBITDA that exceeded the threshold level but fell short of the target level, resulting in a payout to Mr. Angrick, Mr. Celaya and Mr. Shaffer of 26% of target for this goal. For fiscal 2018, CAG and RSCG achieved Contribution Margin Growth that fell short of the threshold performance levels, resulting in no payouts. For fiscal 2018, GovDeals achieved Contribution Margin Growth that exceeded the target level resulting in a payout to Mr. Gravley of 49% of target for this goal.

Fiscal 2018 results, including individual performance achievement, appear in the table below.

Name and Principal Position	Gross Profit	Consolidated Commercial Adjusted EBITDA/ Contribution Margin Growth	Individual Performance Subject to Minimum Financial Metrics	2018 Incentive Target	2018 Actual Payout	2018 Actual Payout as a % of Target
William P. Angrick, III	19%	26%	21%	$570,000	$375,080	65.8%
Chairman and Chief Executive Officer
Jorge A. Celaya	19%	26%	30%	$287,200	$214,826	74.8%
Executive Vice President and Chief Financial Officer
Roger Gravley	32%	49%	28%	$210,000	$229,194	109.1%
President, GovDeals and Chief Information Officer
James M. Rallo	15%	0%	25%	$293,600	$117,598	40.1%
President, Retail Supply Chain Group and Capital Assets Group
Mark A. Shaffer	19%	26%	30%	$143,500	$107,338	74.8%
Vice President, General Counsel and Corporate Secretary

Fiscal 2019 Incentive Award Plan. At its December 2018 meeting, the Compensation Committee determined that fiscal 2019 executive compensation would focus on two financial metrics. The two financial metrics chosen by the Compensation Committee are gross profit and margin growth, each of which will be weighted equally. For Mr. Angrick, Mr. Celaya and Mr. Shaffer, achievement under the gross profit metric will be based on consolidated commercial gross profit. For Mr. Rallo, achievement under the gross profit metric will be based on combined RSCG and commercial CAG gross profit. For Mr. Gravley, achievement under the gross profit metric will be based on GovDeals gross profit. The margin growth metric for all of the named executive officers will be based on consolidated adjusted EBITDA. The annual incentive compensation award targets as a percentage of base salary remained unchanged for each of our named executive officers for fiscal 2019.

For fiscal 2019, the annual incentive cash award target and maximum award of our named executive officers are:

Named Executive Officer	Fiscal 2019 Target Award Percentage of Base Salary	Fiscal 2019 Annual Incentive Target	Fiscal 2019 Maximum Award Percentage of Base Salary
William P. Angrick, III	150%	$630,000	300%
Jorge A. Celaya	80%	$292,944	160%
Roger Gravley	60%	$228,018	120%
James M. Rallo	80%	$293,600	160%
Mark A. Shaffer	50%	$156,415	100%

The Compensation Committee increased maximum award percentages of base salaries to reflect that we have a history of setting rigorous performance goals which results in the company paying below target.

Long-Term Incentive Compensation

Purpose. We grant equity-based compensation to our named executive officers to attract, retain and reward our executives and strengthen the mutuality of interests between our named executive officers and the Company’s stockholders. The Compensation Committee annually determines whether to grant stock options or other equity-based incentives to executives. In making its determinations, the Compensation Committee considers factors such as market data, the executive’s and the Company’s performance in the last year and the results achieved by the executive, the executive’s base salary and the Compensation Committee’s view regarding the future potential of long-term contributions of the executive. Recommendations of the Chairman and CEO are also considered.

The Compensation Committee historically had granted our named executive officers long-term incentive awards in the form of stock options. As of September 30, 2018, 263,749 outstanding and exercisable stock options were older than six years from their grant date. One reason the Company has traditionally granted stock options is because they contribute to our pay for performance philosophy because grantees only receive value from the stock options if there is an increase in the value of the Company’s shares following the date of grant. If our stock price declines, then the stock options will not be of value and may expire before ever being exercised. Based on a stock price of $6.35, the closing price of our common stock on the last trading day of fiscal 2018, approximately 40% of issued equity is “underwater,” so the exercise price for the stock options exceeds $6.35. This represents approximately 2.5% of the Company’s total common stock. Any options that expire unexercised are returned to the share pool under the Second A&R Plan and provided for future grants. The following chart depicts the portion of the Company’s equity overhang that is underwater and which may be potentially returned to the share pool.

Equity Overhang

- The Company's FY18 total equity overhang includes ~2.7M shares available for grant as of 9/30/2018
- ~40% of issued equity is underwater at the stock price as of FYE representing approximately 2.5% of total common shares issued and outstanding

Equity Overhang Practices vs. Peers
Percent of Company
13.2%
2.5%
UNDER-WATER
5.1%
7.8%
13.5%
21.5%
10.9%
14.7%
25.9%
LFY Issued Equity Overhang
LFY Total Equity Overhang
Liquidity (FYE18)
Peer 25th Percentile
Peer 50th Percentile
Peer 75th Percentile

1. Total options and unvested restricted stock outstanding divided by total common shares issued and outstanding
2. Total options and unvested restricted stock outstanding plus shares available for future grant divided by total common shares issued and outstanding

As in fiscal 2017, our long-term incentive compensation program in fiscal 2018 provided grants of stock options and restricted stock units under our Second A&R Plan, which has been approved by our stockholders.

The Compensation Committee has historically granted annual equity awards with respect to each fiscal year after financial results are available for the prior fiscal year at a regularly scheduled meeting. As the Compensation Committee’s meeting schedule is established before the start of each fiscal year, the proximity of any award grants to earnings announcements or other market events is coincidental. For annual awards, the Compensation Committee’s policy is to grant options and restricted stock unit awards on the date it approves them. The option exercise price is determined in accordance with the terms of the plan under which the award is granted (generally, the closing price on the date of grant) and cannot be less than the fair market value of our common stock as of that date. Besides annual option awards, our named executive officers may receive stock options in connection with the commencement of employment or upon promotion. In these cases, the exercise price is typically the closing price of our common stock on the date the Compensation Committee approves the award.

Fiscal 2018 Annual Awards. In fiscal 2018, the Compensation Committee granted a mix of time-based stock options and restricted stock unit awards and performance-based stock options and restricted stock unit awards to each of our named executive officers as part of the annual grant for fiscal 2018. Approximately 80% of the equity award value was in the form of stock options (with 60% subject to performance-based vesting terms and 40% subject to time-based vesting terms over four years), and 20% was in the form of restricted stock units (with 60% subject to performance-based vesting terms and 40% subject to time-based vesting terms over four years).

We granted a portion of our annual equity awards in the form of performance-based stock options and restricted stock unit awards in order to incentivize the named executive officers. The Compensation Committee tied vesting to achievement of total shareholder return (“TSR”) milestones. TSR is calculated as total stock appreciation. Dividends paid during the period are assumed to be reinvested in the stock. Historically, the Company has paid no dividends. The following table explains the TSR milestones and vesting:

Total Shareholder Return		Grant Date Share Price $4.47
Milestone — Percentage Increase in Share Price Over Grant Date Share Price	Share Price Milestone*	Percentage of Award on Achievement of Milestone
20%	$5.36	20%
40%	$6.26	40%
60%	$7.15	60%
80%	$8.05	80%
120%	$9.83	100%

* Share price based on average price over trailing 20 trading days

The 2018 annual awards (both time-based and performance-based) were approved by the Compensation Committee at its December 11, 2017 meeting. In determining the size of the annual grants to our named executive officers, the Compensation Committee considered the size of equity awards granted in fiscal 2017, the scope of job responsibilities, the target long-term incentive award value of similarly situated executives in the peer group, experience, individual performance and recommendations of the Chairman and CEO.

Special Award to Mr. Rallo. In connection with the increased scope and complexity of his role and for retention purposes, Mr. Rallo received an award of 155,700 stock options and 40,900 restricted stock units during fiscal 2018.

The target value of each of our named executive officer’s annual stock options and restricted stock unit awards as a percentage of base salary is as shown in the table below.

Named Executive Officer	Target Value of Annual Award as a Percentage of Base Salary
William P. Angrick, III	117%
Jorge A. Celaya	30%
Roger Gravley	30%
James M. Rallo	115%
Mark A. Shaffer	23%

The following award types were granted to our named executive officers in fiscal 2018:

Award Type	Vesting Schedule	Performance Goals
FY18 Time-Based Stock Options	31.25% on 1/1/2019 and 2.08% monthly thereafter for 33 months	N/A

FY18 Time-Based Restricted Stock Units	25% per year over four years	N/A

FY18 Performance-Based Stock Options	Vesting from 1/1/2019 through 9/30/2022	Based on the average stock price over the 20 trading days preceding each January 1st, April 1st, July 1st, and October 1st

FY18 Performance-Based Restricted Stock Units	Vesting from 1/1/2019 through 9/30/2022	Based on the average stock price over the 20 trading days preceding each January 1st, April 1st, July 1st, and October 1st

The number of stock options and restricted stock units granted to our named executive officers in fiscal 2018 is included in the “Grants of Plan-Based Awards for Fiscal 2018” table.

Fiscal 2019 Equity Awards. In December 2018, for fiscal 2019, the Compensation Committee granted each of our named executive officers a mix of approximately 70% stock options and 30% restricted stock units, 50% of which are subject to time-based vesting terms and 50% of which are subject to performance-based vesting terms.

Other Compensation and Benefit Programs

Our named executive officers are eligible to participate in benefit plans that are available to substantially all of our employees, including participation in the Liquidity Services, Inc. 401(k) Profit Sharing and Trust Plan, medical insurance, dental insurance, life insurance and disability insurance programs. Mr. Rallo also receives the benefit of a Company car.

We do not provide our named executive officers with any additional benefits or perquisites not available to all other employees.

Employment Agreements

We have entered into employment agreements with each of our named executive officers that provide for, among other things, specified payments in the event of termination of employment in certain circumstances. The terms of these agreements are described under “Employment Agreements” below. The Compensation Committee believes it is important to provide our named executive officers with some measure of financial security in the event that their employment with the Company is terminated without cause or in connection with certain unforeseen circumstances. The Compensation

Committee believes that these arrangements encourage an executive to comply with post-termination restrictive non-competition covenants and to cooperate with the Company both before and after his employment is terminated. The Compensation Committee believes these arrangements are reasonable and that it is beneficial to have agreements in place that specify the exact terms and benefits an executive receives if the Company elects to terminate a named executive officer’s employment.

Stock Ownership and Anti-Hedging Requirements

In fiscal 2014, the Board adopted a stock ownership policy obligating executive officers to hold a number of shares of our common stock as shown in the below table. Each executive officer has either (i) five years from the implementation of the applicable policy or (ii) five years after an executive officer’s date of hire or designation as a named executive officer (whichever is later of (i) or (ii)) to satisfy this requirement. Executive officers may not purchase any financial instrument or enter into any transaction that hedges or offsets any decrease in the market value of our common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds). Each of our executive officers has satisfied or is on track to satisfy this requirement within the applicable timeframe.

Executive	Ownership Requirement as a Percentage of Base Salary
CEO	600%
Other NEOs	150%

On December 4, 2018, the Board amended the ownership policy to require executive officers make proportional progress over time towards achieving compliance with the policy and to clarify requirements of the policy pertaining to sales of stock due to divorce or hardship. A copy of the policy is available under the Investors section of our website at www.liquidityservices.com.

Clawback Policy

If the Company’s financial statements are restated due to material non-compliance with any financial reporting requirement under the securities laws, the Company's clawback policy requires that bonus and other incentive awards, as well as any performance-based equity awards, will be subject to forfeiture and/or recoupment if such awards would have been lower had they been determined or calculated based on the restated results. A copy of the policy is available under the Investors section of our website at www.liquidityservices.com.

Deductibility of Executive Compensation

As one of the factors in the review of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for named executive officers depends upon the timing of a named executive officer’s vesting or exercise of previously granted rights. Prior to the US Tax Cuts and Jobs Act enacted in December of 2017 (the “US Tax Act”), compensation that satisfied conditions set forth under Section 162(m) of the Internal Revenue Code to qualify as “performance-based compensation” was not subject to a $1 million limit on deductibility, and the limit did not apply to compensation paid to the Chief Financial Officer. The US Tax Act eliminates the performance-based compensation exception and applies the limit to the Chief Financial Officer and certain former executive officers. However, it provides a transition rule with respect to remuneration provided under a written contract which was in effect on November 2, 2017 and which was not materially modified after that date. With eliminating the exemption for performance-based compensation, we expect that we will be unable to deduct all compensation in excess of $1 million paid to our Chief Executive Officer, Chief Financial Officer and our other named executive officers covered by the new tax law, other than previously granted awards that comply with the transition rules. We monitor the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and the advisability of qualifying executive compensation for deductibility. Notwithstanding the repeal of the exemption for “performance-based compensation,” the Compensation Committee intends to maintain its commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers, which includes our principal executive officer, our principal financial officer and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
William P. Angrick, III	2018	380,000		74,907	369,777	375,060	22,415	1,222,159
Chairman and Chief Executive Officer	2017	380,000		1,249,150	311,578	136,500	44,733	2,121,961
	2016	380,000		1,160,265	270,777	227,240	66,600	2,104,882
Jorge A. Celaya	2018	359,000		19,001	88,843	214,826	13,087	694,757
Executive Vice President and Chief Financial Officer	2017	350,000		161,020	40,102	144,603	13,855	709,580
	2016	350,000		308,680	48,252	147,000	18,712	872,644
Roger Gravley	2018	350,000		18,635	86,915	229,194	37,356	722,100
President, GovDeals and Chief Information Officer	2017	278,100		136,950	34,174	291,407	14,484	755,115
	2016	270,000		164,881	39,704	200,232	22,044	696,861
James M. Rallo	2018	367,000		149,449	272,836	117,598	15,397	922,280
President, Retail Supply Chain Group and Capital Assets Group	2017	330,424		130,310	32,430	118,636	20,068	631,868
	2016	330,424		201,799	48,585	244,514	54,191	879,513
Mark A. Shaffer	2018	287,000		11,327	53,271	107,338	10,433	469,369
Vice President, General Counsel and Corporate Secretary	2017	—		—	—	—	—	—
	2016	—		—	—	—	—	—
(1)	Each of the named executive officers contributed a portion of his salary to the Liquidity Services, Inc. 401(k) Profit Sharing and Trust Plan.
(2)	The amounts reported in these columns reflect the aggregate grant date fair value of grants of stock options and time-based and performance-based restricted stock and restricted stock unit awards to each of the named executive officers in the years shown, computed in accordance with U.S. generally accepted accounting principles, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts reported for performance-based option and restricted stock and restricted stock unit awards were calculated assuming that all applicable performance goals would be achieved. For additional information about these calculations, see the “Grants of Plan-Based Awards for Fiscal 2018” table included in this proxy statement. For additional information about the assumptions used in these calculations, see Note 2 and Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018. No stock or option awards granted to our named executive officers were forfeited during fiscal 2018. At no time, however, did the Company exceed the aggregate limit on the number of shares available for grant under the Second A&R Plan, or any other limits under the Second A&R Plan. In 2016, the Board returned shares to the pool of available shares under the Second A&R Plan by cancelling performance-based awards for which management had determined that the performance goals had become unachievable. Awards cancelled in fiscal 2016 included: 22,716 shares of performance stock awarded to Mr. Angrick on November 27, 2013, 48,121 performance stock options awarded to Mr. Angrick on November 27, 2013, 3,729 shares of performance stock awarded to Mr. Gravley on November 27, 2013, 7,899 performance stock options awarded to Mr. Gravley on November 27, 2013, 4,691 shares of performance stock awarded to Mr. Rallo on November 27, 2013 and 9,938 performance stock options awarded to Mr. Rallo on November 27, 2013. In fiscal 2017, on October 1, 2016, performance stock and performance stock options were forfeited for all grants made in fiscal 2015.
(3)	The amounts in the Non-Equity Incentive Plan Compensation column represent the annual cash incentive bonuses described under the section of this proxy statement entitled “Annual Incentive Compensation.” These annual cash bonuses were paid in fiscal 2019 for performance in fiscal 2018. In addition, the amounts in this column for fiscal 2017 reflect the second half of the LiquidityOne Transformation metric payout from the fiscal 2015 incentive plan awards which was earned upon the first legacy marketplace going live on the new LiquidityOne Transformation e-commerce platform, which occurred in fiscal 2017. The following amounts were earned in fiscal 2017 in respect of the launch of LiquidityOne Transformation: Mr. Angrick: $70,000; Mr. Gravley: $36,000; and Mr. Rallo: $39,651. Please see the Company’s Proxy Statement filed on January 25, 2016 for additional details about the 2015 annual incentive award.

(4)	The payments listed for fiscal 2018 in the “All Other Compensation” column above reflect the following amounts and, unless noted below, are based upon the actual cost expended by the Company:

For Mr. Angrick, the amount shown includes: $11,000 for 401(k) matching contributions, $916.96 for short- and long-term disability insurance premium payments, and $1,170.00 for group term life insurance premium payments.

For Mr. Celaya, the amount shown includes: $11,000 for 401(k) matching contributions, $916.96 for short- and long-term disability insurance premium payments, and $1,170.00 for group term life insurance premium payments.

For Mr. Gravley, the amount shown includes: $8,346.20 for 401(k) matching contributions, $916.96 for short- and long-term disability insurance premium payments, and $1,170.00 for group term life insurance premium payments.

For Mr. Rallo, the amount shown includes: $11,000 for 401(k) matching contributions, $916.96 for short- and long-term disability insurance premium payments, and $1,170.00 for group term life insurance premium payments, and $2,310 in imputed income due to the use of a Company car.

For Mr. Shaffer, the amount shown includes: $7,506.18 for 401(k) matching contributions, $916.96 for short- and long-term disability insurance premium payments, $1,170.00 for group term life insurance premium payments, and $840.06 for cell phone reimbursement.

Employment Agreements

We have entered into employment agreements with all of our named executive officers that provide for, among other things, the term of employment, compensation and benefits payable during the term of the agreement and certain compensation payable when an executive’s employment is terminated under certain conditions.

We also have confidentiality, non-competition and intellectual property agreements with the named executive officers. These agreements typically provide that the employee may not disclose or transfer any of our confidential information to any person, business entity or other organization without authorization from us, and that the employee may not, during his or her employment with us and for 24 months thereafter, hire or solicit any of our employees for employment with another person or entity or in any way interfere with the relationship we have with any of our employees, clients or other business relationships. Further, these agreements also typically provide that the employee may not, during his employment with us and for up to 24 months thereafter, compete with us. These agreements typically also provide that all ideas, designs, works and inventions made by the employee in the course of his or her employment with us are our exclusive property, and that the copyrights of all writings produced by the employee during the course of his or her work for us are the property of our Company.

Summary of Employment Agreement with William P. Angrick, III

We entered into an employment agreement with Mr. Angrick effective as of June 13, 2016. The agreement provides that Mr. Angrick will be employed as our Chairman and Chief Executive Officer and that his employment will continue for a one year period from the effective date, which such period will automatically renew for successive one year terms until terminated by either party pursuant to the terms of the agreement. The agreement provides for an initial annual base salary of $380,000, which was approved by the Compensation Committee and which may be increased but not decreased. Mr. Angrick is also eligible for an annual incentive bonus under a sliding scale as approved by the

Compensation Committee based upon the achievement of financial targets that for fiscal 2018 was equal to 150% of his base salary. In addition, he is eligible to receive an additional bonus amount for the completion of projects that increase stockholder value, at the discretion of the Compensation Committee. If Mr. Angrick’s employment is terminated as a result of his death, his estate will receive his base salary through the next full calendar month and all other unpaid amounts. If Mr. Angrick’s employment is terminated because of disability, he is entitled to his base salary through the third full calendar month after termination and all other unpaid amounts, provided that his base salary will be reduced by any amounts received under any disability insurance provided by the Company.

The agreement further provides that if his employment with the Company is terminated by us other than for cause, disability or death, or is terminated by Mr. Angrick for good reason, Mr. Angrick will receive: (1) his base salary through the date of termination and all other unpaid amounts owed under the employment agreement and (2) a lump-sum severance package equal to twelve months of his base salary plus an amount equal to the average annual incentive bonus earned by Mr. Angrick over the previous two fiscal years. All severance payments made by us to Mr. Angrick will be payable within 30 days of notice of termination.

Summary of Employment Agreement with Jorge A. Celaya

We entered into an employment agreement with Mr. Celaya effective as of July 20, 2015. The agreement provides that Mr. Celaya will serve as the Executive Vice President and Chief Financial Officer for a period of one year from the effective date, after such time the employment term will automatically renew for additional one year terms. The agreement provides for an initial base salary of $350,000, which was approved by the Compensation Committee. Mr. Celaya is also eligible for a target annual incentive bonus of up to 80% of his salary based on the attainment of certain performance milestones. Pursuant to the agreement, Mr. Celaya received an initial equity grant of restricted stock with a value of $1,700,000 that vests quarterly over four years. The agreement also provides that Mr. Celaya is eligible to receive additional long-term incentive compensation each year.

If Mr. Celaya’s employment is terminated as a result of his death, his estate will receive his base salary through the next full calendar month and all other unpaid amounts owed under the employment agreement. If Mr. Celaya’s employment is terminated because of disability, he is entitled to receive his base salary through the third full calendar month after termination and all other unpaid amounts, provided that his base salary will be reduced by any amounts received under any disability insurance provided by the Company. This agreement also provides that if his employment with our Company is terminated by us other than for cause, disability or death or by Mr. Celaya for good reason, in each case not in connection with a corporate transaction, Mr. Celaya is entitled to receive: (1) his base salary through the date of termination and all other unpaid amounts; and (2) a lump-sum severance package equal to the sum of twelve months of his base salary plus an amount equal to his annual target incentive bonus. In addition, the Company will maintain his medical, dental and vision benefits at the same level as if he had continued to remain actively employed with the Company for a period of six months following his termination. If Mr. Celaya’s employment with our Company is terminated by us other than for cause, disability or death or by Mr. Celaya for good reason, in each case within the twelve months following a corporate transaction, Mr. Celaya is entitled to receive: (1) his base salary through the date of termination and all other unpaid amounts; and (2) a lump-sum severance package equal to eighteen months of his base salary plus an amount equal to 150% of his then current target bonus. In addition, the Company will maintain his medical, dental and vision benefits at the same level as if he had continued to remain actively employed with the Company for a period of six months following his termination. All severance payments made by us to Mr. Celaya will be payable within 30 days of notice of termination

Summary of Employment Agreement with Roger Gravley

We entered into an employment agreement with Mr. Gravley in connection with his appointment as our President, GovDeals and Chief Information Officer effective as of January 10, 2018. The agreement sets Mr. Gravley’s base salary at $350,000 and he is eligible for a target annual incentive bonus of up to 60% of his salary, payable upon the achievement of certain performance milestones. If Mr. Gravley is terminated as a result of his death, his estate will receive his base salary through the next full calendar month and all other unpaid amounts owed under the employment agreement. If Mr. Gravley’s employment is terminated because of disability, he is entitled to receive his base salary through the third full calendar month after termination and all other unpaid amounts, provided that his base salary will be reduced by any amounts received under any disability insurance provided by the Company. The employment agreement further provides that if his employment with our Company is terminated by us other than for cause, disability or death or if his employment is terminated by Mr. Gravley for good reason, Mr. Gravley will receive: (1) his base salary through the date of termination and all other unpaid amounts; and (2) a lump-sum severance package equal to twelve months of his base salary plus an amount equal to the average annual incentive bonus earned by Mr. Gravley over the previous two fiscal years. All severance payments made by us to Mr. Gravley will be payable within 30 days of notice of termination subject to potential delay as a result of Section 409A.

Summary of Employment Agreement with James M. Rallo

We entered into an employment agreement with Mr. Rallo effective as of February 21, 2005. During fiscal 2018, Mr. Rallo received a salary of $367,000, which was approved by the Compensation Committee. Mr. Rallo is also eligible for a target annual incentive bonus that must be at least $50,000, subject to the achievement of certain deliverables and milestones; for fiscal 2018, the annual bonus target was 80% of his base salary.

If Mr. Rallo’s employment is terminated as a result of his death, his estate will receive his base salary through the next full calendar month and all other unpaid amounts owed under the employment agreement. If Mr. Rallo’s employment is terminated because of disability, he is entitled to receive his base salary through the third full calendar month after termination and all other unpaid amounts, provided that his base salary will be reduced by any amounts received under any disability insurance provided by the Company. This agreement also provides that if his employment with our Company is terminated by us other than for cause, disability or death, or because we elect not to extend the term of the agreement, or if his employment is terminated by Mr. Rallo for good reason, Mr. Rallo is entitled to receive: (1) his base salary through the date of termination and all other unpaid amounts; and (2) a lump-sum severance package equal to the sum of twelve months of his base salary plus an amount equal to his average annual bonus for the previous two fiscal years. All severance payments made by us to Mr. Rallo will be payable within 30 days of notice of termination. Mr. Rallo’s employment agreement was amended effective February 23, 2012 to extend the term from February 20, 2012 to February 20, 2013, after which date the agreement renews automatically for a term of one year unless either party terminates the agreement. Pursuant to this amendment, if during the twelve months following a corporate transaction Mr. Rallo is terminated by us other than for cause, death or disability, or because we elect not to extend the term of the agreement, or if his employment is terminated by Mr. Rallo for good reason, Mr. Rallo is entitled to receive: (1) his base salary through the date of termination and all other unpaid amounts; and (2) a lump-sum severance package equal to the sum of twenty-four months of the sum of his base salary plus an amount equal to his average annual bonus for the previous two fiscal years.

Summary of Employment Agreement with Mark A. Shaffer

We entered into an employment agreement with Mr. Shaffer in connection with his appointment as our Vice President, General Counsel and Corporate Secretary effective as of July 13, 2016. The agreement states that his employment will continue for a one year from the effective date, after which it will automatically renew for successive one year terms until terminated by either party. The agreement provides for an initial annual base salary of $220,000, which may be increased but not decreased. Mr. Shaffer is also eligible for an annual incentive bonus based upon the achievement of certain targets that for fiscal 2018 was equal to 50% of his base salary.

The employment agreement provides that if Mr. Shaffer is terminated as a result of his death, his estate will receive his base salary through the next full calendar month and all other unpaid amounts owed under the employment agreement. If Mr. Shaffer’s employment is terminated because of disability, he is entitled to receive his base salary through the third full calendar month after termination and all other unpaid amounts, provided that his base salary will be reduced by any amounts received under any disability insurance provided by the Company. The employment agreement further provides that if his employment with our Company is terminated by us other than for cause, disability or death or if his employment is terminated by Mr. Shaffer for good reason, Mr. Shaffer will receive: (1) his base salary through the date of termination and all other unpaid amounts; and (2) a lump-sum severance package equal to twelve months of his base salary plus an amount equal to the average annual incentive bonus earned by Mr. Shaffer over the previous two fiscal years.

Grants of Plan-Based Awards for Fiscal 2018

The following table provides additional information about plan-based awards granted to our named executive officers in fiscal 2018. Our named executive officers received five types of plan-based awards: annual cash bonuses (referred to as the “Incentive Cash Award”), time-based stock options (referred to as the “2018 Stock Options”), time-based restricted stock unit awards (referred to as the “2018 Restricted Stock Units”), performance-based stock options (referred to as the “2018 Performance Options”) and performance-based restricted stock unit awards (referred to as the “2018 Performance Stock Units”).

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
Name	Equity Award Grant Date	Compensation Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock & Option Awards ($)(6)
William P. Angrick, III
Incentive Cash Award		11-Dec-2017	310,650	570,000	929,100
2018 Stock Options	11-Dec-2017	11-Dec-2017						87,080	4.92	147,723
2018 Restricted Stock Units	11-Dec-2017	11-Dec-2017					8,200			36,654
2018 Performance Options	11-Dec-2017	11-Dec-2017				130,620			4.92	222,054
2018 Performance Stock Units	11-Dec-2017	11-Dec-2017				12,300				38,253
Jorge A. Celaya
Incentive Cash Award		11-Dec-2017	156,524	287,200	468,136
2018 Stock Options	11-Dec-2017	11-Dec-2017						20,280	4.47	37,129
2018 Restricted Stock Units	11-Dec-2017	11-Dec-2017					2,080			9,298
2018 Performance Options	11-Dec-2017	11-Dec-2017				30,420			4.47	51,714
2018 Performance Stock Units	11-Dec-2017	11-Dec-2017				3,120				9,703
Roger Gravley
Incentive Cash Award		11-Dec-2017	121,800	210,000	357,000
2018 Stock Options	11-Dec-2017	11-Dec-2017						19,840	4.47	36,323
2018 Restricted Stock Units	11-Dec-2017	11-Dec-2017					2,040			9,119
2018 Performance Options	11-Dec-2017	11-Dec-2017				29,760			4.47	50,592
2018 Performance Stock Units	11-Dec-2017	11-Dec-2017				3,060				9,517
Supplemental Cash Bonus(7)		28-Feb-2018			500,000
James M. Rallo
Incentive Cash Award		11-Dec-2017	170,288	293,600	499,120
2018 Stock Options	11-Dec-2017	11-Dec-2017						62,280	4.47	114,022
2018 Restricted Stock Units	11-Dec-2017	11-Dec-2017					16,360			73,129
2018 Performance Options	11-Dec-2017	11-Dec-2017				93,420			4.47	158,814
2018 Performance Stock Units	11-Dec-2017	11-Dec-2017				24,540				76,319
Mark A. Shaffer
Incentive Cash Award		11-Dec-2017	78,208	143,500	233,905
2018 Stock Options	11-Dec-2017	11-Dec-2017						12,160	4.47	22,263
2018 Restricted Stock Units	11-Dec-2017	11-Dec-2017					1,240			5,543
2018 Performance Options	11-Dec-2017	11-Dec-2017				18,240			4.47	31,008
2018 Performance Stock Units	11-Dec-2017	11-Dec-2017				1,860				5,785
(1)	Amounts shown represent the threshold, target and maximum awards that could be earned by the named executive officer under our annual incentive bonus plan for fiscal 2018. Actual bonuses paid for fiscal 2018 are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For a discussion of this plan, see “Executive Compensation—Annual Incentive Compensation.”

(2)	Amounts shown represent the number of performance-based restricted shares or performance-based stock options that could be earned by the named executive officer if the performance goal described under “Executive Compensation—Long-Term Incentive Compensation” is achieved in full. The performance-based restricted shares and performance-based stock options reported in this column were granted under the Second A&R Plan.
(3)	The time based restricted stock was granted under the Second A&R Plan, with 25% vesting on January 1, 2019 and 25% vesting on each of the first three anniversaries of October 1, 2019.
(4)	The stock options were granted under the Second A&R Plan, with 31.25% vesting on January 1, 2019 and 2.083% vesting each month thereafter for 33 months.
(5)	The stock options have an exercise price equal to the closing price of our common stock on the grant date, except that the stock options granted to Mr. Angrick have an exercise price equal to 110% of the closing price of our common stock on the grant date.
(6)	The amounts reported in this column for awards represent the full grant date fair value of the awards calculated in accordance with U.S. generally accepted accounting principles. The value of the time-based restricted stock units as of the grant date is calculated by multiplying the closing price of our common shares on the grant date times the number of restricted stock units awarded. For performance-based restricted stock, this value is calculated assuming the maximum performance levels are attained. The value of the time-based option awards as of the grant date is determined by the Black-Scholes model. The value of the performance-based restricted stock units and the performance-based option awards as of the grant date is determined by an integrated Monte Carlo simulation model. For performance-based stock options, the value is calculated assuming the maximum performance levels are attained. For additional information about the assumptions used in these calculations, see Note 2 to the audited consolidated financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.
(7)	The amount reported in this row relates to the supplemental cash bonus opportunity awarded to Mr. Gravley in fiscal 2018 relating to performance in both fiscal 2018 and fiscal 2019. The maximum amount payable with respect to the bonus is $500,000 and the actual amount payable will be determined at the end of the applicable fiscal year.

The following is a description of material factors necessary to understand the information regarding the awards reflected in the “Grants of Plan-Based Awards for Fiscal 2018” table.

For information regarding the incentive compensation plan, please see “Annual Incentive Compensation” above. Awards under this plan are paid in cash.

Stock option awards granted in fiscal 2018 were granted under our Second A&R Plan. The Second A&R Plan provides that the option price of each option shall be at least the fair market value on the grant date of a share of our common stock; provided, however, that if the grantee is a 10% stockholder, the option price of an option granted to such person will be at least 110% of the fair market value on the grant date. Under the plan, the fair market value of a share of common stock is generally the closing price of our common stock on the grant date.

The option awards reflected in the “Grants of Plan-Based Awards for Fiscal 2018” table under “2018 Stock Options” and “2018 Performance Options” are qualified and non-qualified stock options to purchase shares of our common stock which were approved by the Compensation Committee and granted to the named executive officers as a part of our 2018 annual grant of long-term incentive awards as described above under “Executive Compensation—Long-Term Incentive Compensation”. The options may vest earlier than as set forth in the footnotes above upon a change of control of the Company if the options are not assumed or substituted by the surviving corporation. Unvested options will also vest if the executive is involuntarily terminated by the Company within one year following a change of control. The option term may not exceed 10 years and may be shortened in the event of death, disability or termination of service.

The stock awards reflected in the “Grants of Plan-Based Awards for Fiscal 2018” table under “2018 Restricted Stock Units” and “2018 Performance Stock Units” are time-based and performance-based restricted stock unit awards, respectively, which were approved by the Compensation Committee and granted to the named executive officers as a part of our 2018 grants of long-term incentive awards as described above under “Executive Compensation—Long-Term Incentive Compensation”. The restricted stock units may vest earlier upon a change of control of the Company if the awards are not assumed, continued or substituted by the surviving corporation.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information on the current holdings of stock options of each named executive officer at September 30, 2018.

		Option Awards
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)(1)	Option Expiration Date
William P. Angrick, III	12/1/09(2)	4,568	—	—	9.96	12/1/2019
	11/30/10(3)	8,641	—	—	17.02	11/30/2020
	12/02/11(4)	32,139	—	—	37.72	12/2/2021
	11/27/12(5)	14,695	—	—	46.72	11/27/2022
	11/27/13(6)	48,122	—	—	24.19	11/27/2023
	5/15/15(7)	29,355	625	—	11.45	5/15/2020
	12/22/15(9)	60,651	22,527	—	7.29	12/22/2020
	3/24/16(8)	—	—	20,794	7.29	12/22/2020
	3/3/17(12)	23,000	25,000	—	9.13	3/3/2022
	3/3/17(8)	—	—	48,000	9.13	3/3/2022
	12/11/2017(13)	—	87,080	—	4.92	12/11/2022
	12/11/2017(13)	—	—	130,620	4.92	12/11/2022

Jorge A. Celaya	12/22/15(9)	10,129	3,762	—	6.63	12/22/2025
	3/24/16(8)	—	—	3,473	6.63	12/22/2025
	3/3/17(12)	2,755	2,995	—	6.63	3/3/2027
	3/3/17(8)	—	—	5,750	8.3	3/3/2027
	12/11/2017(13)	—	20,280	—	4.47	12/11/2022
	12/11/2017(13)	—	—	30,420	4.47	12/11/2022

Roger Gravley	12/1/09(2)	1,801	—	—	9.05	12/1/2019
	11/30/10(3)	2,292	—	—	15.47	11/30/2020
	11/22/11(4)	2,857	—	—	31.37	11/22/2021
	11/27/13(6)	3,519	—	—	21.99	11/27/2023
	11/27/13(8)	2,464	—	—	21.99	11/27/2023
	5/15/15(7)	7,185	153	—	10.41	5/15/2025
	12/22/15(9)	8,334	3,096	—	6.63	12/22/2025
	3/24/16(8)	—	—	2,858	6.63	12/22/2025
	3/3/17(12)	2,348	2,552	—	8.3	3/3/2027
	3/3/17(8)	—	—	4,900	8.3	3/3/2027
	12/11/2017(13)	—	19,840	—	4.47	12/11/2022
	12/11/2017(13)	—	—	29,760	4.47	12/11/2022

		Option Awards
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)(1)	Option Expiration Date
James M. Rallo	12/29/08(10)	2,338	—	—	7.48	12/29/2018
	11/30/10(3)	6,678	—	—	15.47	11/30/2020
	11/22/11(4)	12,358	—	—	31.37	11/22/2021
	11/16/12(5)	3,335	—	—	38.09	11/16/2022
	7/18/13(11)	24,871	—	—	29.47	7/18/2023
	11/27/13(6)	9,938	—	—	21.99	11/27/2023
	5/15/15(7)	12,411	264	—	10.41	5/15/2025
	12/22/15(9)	10,199	3,788	—	6.63	12/22/2025
	3/24/16(8)			3,497	6.63	12/22/2025
	3/3/17(12)	2,228	2,422		8.3	3/3/2027
	3/3/17(8)			4,650	8.3	3/3/2027
	12/11/2017(13)	—	62,280	—	4.47	12/11/2022
	12/11/2017(13)	—	—	93,420	4.47	12/11/2022

Mark A. Shaffer	3/3/2017(12)	2,516	2,734	—	8.3	3/3/2027
	3/3/2017(8)	—	—	5,250	8.3	3/3/2027
	12/11/2017(13)	—	12,160	—	4.47	12/11/2022
	12/11/2017(13)	—	—	18,240	4.47	12/11/2022
(1)	The closing price of our common stock on the grant date is the exercise price for stock options, except stock options granted to Mr. Angrick. The exercise price for Mr. Angrick’s outstanding stock options is 110% of the closing price of our common stock on the grant date.
(2)	These stock options were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan (the “A&R Plan”) and vested 25% on October 1, 2010 and 2.083% per month thereafter for the following 36 months.
(3)	These stock options were granted under the A&R Plan and vested 25% on October 1, 2011 and 2.083% per month thereafter for the following 36 months.
(4)	These stock options were granted under the A&R Plan and vested 25% on October 1, 2012 and 2.083% per month thereafter for the following 36 months.
(5)	These stock options were granted under the A&R Plan, with 25% vesting on October 1, 2013 and 2.083% per month vesting thereafter for the following 36 months.
(6)	These stock options were granted under the A&R Plan, with 25% vesting on October 1, 2014 and 2.083% per month vesting thereafter for the following 36 months.
(7)	These stock options were granted under the A&R Plan, with 25% vesting on October 1, 2015 and 2.083% per month vesting thereafter for the following 36 months.

(8)	These stock options were granted under the A&R Plan and vest based on the achievement of certain financial milestones. These awards will vest in installments at the end of each fiscal year as and when we achieve certain pre-established goals related to compound annual growth rate (“CAGR”) except that the performance stock options granted on May 15, 2015 were forfeited following the end of the 2016 fiscal year due to failure to meet the applicable performance criteria.
(9)	These stock options were granted under the A&R Plan, with 25% vesting on October 1, 2016 and 2.083% vesting thereafter for the following 36 months.
(10)	These stock options were granted under the A&R Plan and vested over a five-year period, with 20% vesting on October 1, 2009 and 1.67% per month vesting thereafter for the following 48 months.
(11)	These stock options were granted under the A&R Plan and vest over a four-year period, with 25% vesting on July 18, 2014 and 2.083% per month vesting thereafter for the following 36 months.
(12)	These stock options were granted under the Second A&R Plan, with 37.50% vested on April 1, 2018 and 2.083% per month vested thereafter for 30 months.
(13)	These stock options were granted under the Second A&R Plan, with 31.25% vested on January 1, 2019 and 2.08% per month vested thereafter for 33 months.

The following table provides information on the current holdings of stock awards of each named executive officer at September 30, 2018.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
William P. Angrick, III.	11/30/2010			11,053	70,187
	11/27/2013
	5/15/2015	6,166	39,154
	12/22/2015	73,365	465,868
	3/24/2016			36,682	232,931
	3/3/2017			75,250	477,838
	3/3/2017	56,437	358,375
	12/11/2017	8,200	52,070
	12/11/2017			12,300	38,253

Jorge A. Celaya	7/16/15	87,449	555,301
	12/22/15	12,670	80,455
	3/24/16			6,335	40,227
	7/13/16	6,644	42,189
	3/3/17			9,700	61,595
	3/3/17	7,275	46,196
	12/11/2017	2,080	13,208
	12/11/2017			3,120	9,703

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Roger Gravley	11/30/10			1,106	7,023
	11/27/13
	11/27/13
	10/28/14
	5/15/15	4,073	25,864
	12/22/15	10,425	66,199
	3/24/16			5,213	33,103
	3/3/17	6,187	39,287
	3/3/17			8,250	52,388
	12/11/2017	2,040	12,954
	12/11/2017			3,060	9,517

James M. Rallo	11/30/10			5,527	35,096
	11/27/13
	5/14/14
	5/15/15	7,717	49,003
	12/22/15	12,760	81,026
	3/24/16			6,380	40,513
	3/3/17			7,850	49,848
	3/3/17	5,887	37,382
	12/11/2017	16,360	103,886
	12/11/2017			24,540	76,319

Mark A. Shaffer	4/9/2015	397	2,521
	2/16/2016	3,452	21,920	1,726	10,960
	7/13/2016	7,500	47,625
	3/3/2017	6,637	42,145	8,850	56,198
	12/11/2017	1,240	7,874
	12/11/2017			1,860	5,785

(1)	These amounts refer to time-based restricted stock awards that were granted under the A&R Plan, which vest over a four-year period in 25% installments.
(2)	These amounts refer to performance-based restricted stock awards that were granted under the A&R Plan, which vest, if at all, based on the Company’s achievement of certain financial performance goals. These awards will vest in installments as and when we achieve certain pre-established financial goals.

Option Exercises and Stock Vested During Fiscal 2018

The following table shows the stock options that were exercised, and the restrictions on restricted stock that lapsed, during fiscal 2018 for each of our named executive officers. The values shown below are before payment of any applicable withholding tax and/or broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
William P. Angrick, III	—	—	73,508	$437,279.80
Jorge A. Celaya	—	—	55,807	$324,836.85
Roger Gravley	—	—	22,087	$133,497.36
James M. Rallo	—	—	36,003	$211,074.85
Mark A. Shaffer	—	—	8,996	$55,797.69
(1)	The value realized on exercise is calculated as the difference between (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold upon exercise or (ii) the closing price of the shares underlying options exercised if the shares were not immediately sold after exercise and (B) the applicable exercise price of the options.
(2)	The value realized on vesting is calculated by multiplying (A) the closing price of a common share on the vesting date and (B) the number of shares acquired on vesting before withholding taxes.

Potential Payments upon Termination of Employment and Change of Control

Payments upon Termination of Employment

We have entered into employment agreements with each of our named executive officers that provide compensation upon certain triggering events that result in termination of employment. These agreements are described under “Employment Agreements” above. The table below quantifies the compensation that would have become payable under existing plans and arrangements if each named executive officer’s employment had terminated on September 30, 2018 upon certain triggering events. These amounts are estimates only, as the actual obligation can only be determined at the time of a named executive officer’s separation from our Company. The amounts described below are in addition to benefits that are generally available to our employees such as distributions under our 401(k) plan, life insurance, disability benefits and accrued vacation.

Unvested stock options and restricted stock and restricted stock units granted under the Second A&R Plan generally do not accelerate upon death, disability or retirement unless the administrator provides otherwise. Unvested options also do not accelerate upon termination of employment by the Company with or without cause or by the executive for “good reason” unless such termination occurs in connection with a “corporate transaction” as further described below. Unvested restricted stock and restricted stock units also do not accelerate upon termination of employment by the Company with or without cause or by the executive for “good reason”. In addition, unvested restricted stock and restricted stock units will accelerate upon termination of employment by the Company without cause or by the executive for “good reason” in connection with a “corporate transaction” as further described below.

Change of Control Arrangements

Employment Agreements. Other than with respect to Messrs. Celaya and Rallo, we do not provide change of control benefits to our named executive officers under their respective employment agreements.

Stock Options and Restricted Stock. Our named executive officers hold unvested stock options and restricted stock and restricted stock units under the Second A&R Plan. This plan contains provisions regarding the treatment of any unvested stock options and restricted stock and restricted stock units in connection with a change of control of the Company.

Under the Second A&R Plan, in the event of a “corporate transaction”, provision will be made in writing for the assumption or continuation of options and restricted stock and restricted stock units theretofore granted (and any other outstanding equity awards that may have been granted under the plan), or for the substitution for such options and restricted stock and restricted stock units (and any other outstanding equity awards that may have been granted under the plan) for new common stock options and restricted stock and restricted stock units relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option exercise prices, in which event the plan, options and restricted stock and restricted stock units theretofore granted will continue in the manner and under the terms so provided; provided, however, that if the successor entity refuses to assume or substitute the awards, (i) all outstanding shares of restricted stock and restricted stock units will be deemed to have vested and the shares of stock subject thereto will be delivered, immediately prior to the occurrence of such corporate transaction, and (ii) either of the following two actions will be taken:

(A)   fifteen days prior to the scheduled consummation of the corporate transaction, all outstanding options will become immediately exercisable and will remain exercisable for a period of fifteen days, or

(B)   the Board may elect, in its sole discretion, to cancel any outstanding awards of options and/or restricted stock and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of restricted stock, equal to the formula or fixed price per share paid to holders of shares of our common stock in the transaction and, in the case of options, equal to the product of the number of shares of our common stock subject to the option (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of our common stock pursuant to such transaction exceeds (II) the option exercise price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an option during such fifteen-day period will be conditioned upon the consummation of the event and will be effective only immediately before the consummation of the event, and (ii) upon consummation of any corporate transaction the plan, and all outstanding but unexercised options, will terminate.

Qualifying Termination Following a Change of Control. In the event that outstanding awards are assumed or substituted by a successor entity and a named executive officer experiences a termination without cause or for good reason within one year following the occurrence of the corporate transaction, all outstanding shares of restricted stock and restricted stock units will be deemed to have vested and the shares of our common stock subject thereto will be delivered upon such termination and all outstanding options will become immediately exercisable and remain exercisable for a period of one year following such termination, or until the expiration date of such option, if earlier. For this purpose, “good reason” generally means a voluntary resignation of the named executive officer following a material adverse change in the executive’s position, duties or responsibilities, a reduction in base salary, receipt of a notice that the executive’s principal workplace will be relocated more than 50 miles or a material breach by the Company of the named executive officer’s employment agreement.

Under the plan, a “corporate transaction” generally means (1) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (2) the sale of substantially all of the assets of the Company or (3) any transaction which results in any person or entity (other than persons who are stockholders or affiliates of the Company immediately prior to the transaction) owning 50% or more of the combined voting power of all of the classes of stock of the Company. If the options are assumed or continued by the surviving company, or the surviving company substitutes the options with a substantially equivalent option, then no such acceleration of vesting or cancellation of options shall occur.

All values were calculated as of September 30, 2018 based on the closing price of our common stock on the last trading day of fiscal 2018 ($6.35).

			Type of Termination
Name	Death		Disability		By Company with Cause or By the Executive without Good Reason	By Company without Cause or By the Executive with Good Reason	By Company without Cause or By the Executive with Good Reason following a Corporate Transaction	Retirement
William P. Angrick, III
Salary	$63,333	(1)	$126,667	(2)	$—	$380,000	$380,000	$—
Bonus	—		—		—	220,780	220,780	—
Option Awards	—		—		—	—	—	—
Stock Awards(3)	—		—		—	—	1,734,675	—
TOTAL	63,333		126,667		—	600,780	2,335,455	—

Jorge A. Celaya
Salary	59,833	(1)	119,667	(2)	—	359,000	538,500	—
Bonus	—		—		—	179,715	269,572	—
Health Benefits	—		—		—	11,883	—	—
Option Awards	—		—		—	—	—	—
Stock Awards(3)	—		—		—	—	848,875	—
TOTAL	59,833		119,667		—	550,598	1,656,947	—

Roger Gravley
Salary	58,333		116,667		—	350,000	350,000	—
Bonus(4)	92,500		92,500		—	334,801	334,801	—
Option Awards	—		—		—	—	—	—
Stock Awards(3)	—		—		—	—	246,334	—
TOTAL	150,833		209,167		—	684,801	931,135	—

James M. Rallo
Salary	61,167	(1)	122,333	(2)	—	367,000	734,000	—
Bonus	—		—		—	98,292	98,292	—
Option Awards	—		—		—	—	—	—
Stock Awards(3)	—		—		—	—	473,074	—
TOTAL	61,167		122,333		—	465,292	1,305,366	—

Mark A. Shaffer
Salary	47,833	(1)	95,667	(2)	—	287,000	287,000	—
Bonus	—		—		—	82,590	82,590	—
Option Awards	—		—		—	—	—	—
Stock Awards(3)	—		—		—	—	195,027	—
TOTAL	47,833		95,667		—	369,590	564,617	—

(1)	Upon termination of employment as a result of death, the named executive officer is entitled to continued salary through the next full month following the date of termination. The amount shown in this column is the maximum payment that will be paid and represents two months’ base salary.
(2)	Upon termination of employment as a result of disability, the named executive officer is entitled to continued salary through the third full month following the date of termination. The amount shown in this column is the maximum payment that will be paid and represents four months’ base salary. This amount may be reduced by the amount of any disability benefit payments from insurance provided by the Company.

(3)	For vesting of unvested restricted shares, the values are based on the number of restricted shares that would have vested on the last business day of fiscal 2018, multiplied by the closing price of our common stock on the last trading day of fiscal 2018 ($6.35).
(4)	Bonus amounts for Mr. Gravley include $92,500, the amount of his supplemental cash bonus that the Compensation Committee has determined Mr. Gravley achieved as of September 30, 2018.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained within this proxy statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

Compensation Committee
Beatriz V. Infante, Chair
Phillip A. Clough
Edward J. Kolodzieski

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee in fiscal 2018 were Mr. Kolodzieski, Mr. Clough and Ms. Infante. No member of the Compensation Committee has been an officer or employee of the Company or any of our subsidiaries at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of William P. Angrick, III, our CEO. For fiscal 2018, our last completed fiscal year, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees (other than our CEO) was approximately 21.3 to 1.

To determine the pay ratio, we compared the annual total compensation of our CEO to the annual total compensation of our median employee as of September 30, 2018, the last date of our most recently completed fiscal year. We determined the median employee by taking these steps:

First, we analyzed our employee population. As of September 30, 2018, our employee population consisted of approximately 668 individuals located in thirteen countries. 97% of this employee population were in four countries (United States, Canada, United Kingdom and China).

Second, we determined which employees to exclude from our identification of our median employee as permitted by SEC rules. Our excluded employees fall into two categories: (1) employees located outside our four main countries, and (2) employees of subsidiaries acquired during fiscal 2018. We determined to exclude all employees located outside of our four main countries due to the small number of employees in each country. A total of 20 employees located in the following countries were excluded: Australia, Austria, France, Germany, Hong Kong, Malaysia, Philippines, Singapore, and Spain. The employees excluded due to geographic location constitute less than 3% of our employees as of September 30, 2018. We also chose to exclude all employees of Machinio Corp. and Machinio GmbH, both of which were acquired by us during fiscal 2018, as permitted by SEC rules.

Third, we compared the base salary of our employees (other than the CEO and those excluded employees described above) as reflected in our payroll records for fiscal 2018, which was our measurement period. We selected base salary as our compensation measure because it is readily available in our existing payroll systems, it is consistently calculated for each employee, and because it is a reasonable proxy for total compensation for purposes of determining the median employee.

Once we identified our median employee, we calculated such employee’s annual total compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $57,484. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments and company matching contributions to the 401(k) employee savings plan. With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this Proxy Statement ($1,222,159). Any estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table. We then used the annual total compensation of the median employee and of our CEO to calculate the pay ratio (approximately 21.3 to 1).

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

Shares of our common stock are authorized for issuance to directors, employees and consultants under our Second A&R Plan. We have also issued shares under our 2005 Stock Option and Incentive Plan in the past. We will not make any further awards under the 2005 plan. Both of these plans have been approved by our stockholders. With our acquisition of Machinio Corp. (“Machinio”) in 2018, we assumed the 2014 Machinio Corp. Stock Incentive Plan (the “Machinio Plan”). We issued awards under this plan after we assumed it to Machinio employees that became our employees because of the acquisition but will make no further awards under this plan. The Machinio Plan was approved by Machinio’s stockholders before our acquisition but was not approved by our stockholders as permitted by applicable Nasdaq rules. Additional information on the Machinio Plan is provided below. The following table provides information as of September 30, 2018 about outstanding options and shares reserved for issuance under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	3,671,984	(1)	10.69	(2)	2,721,386 (3)
Equity compensation plans not approved by security holders(4)	663,195	(5)	1.2	(2)	—
Total	4,335,179		11.89		2,721,386
(1)	Includes 1,697,909 unvested shares of restricted stock outstanding as of September 30, 2018 that were issued pursuant to awards granted under the Second A&R Plan.
(2)	Only outstanding option awards were used in computing the average exercise price of outstanding options.

(3)	Shares available for future awards under the Second A&R Plan may be granted as stock option awards, restricted stock awards or restricted stock units.
(4)	The Machinio Plan was assumed by the Company in connection with the acquisition of Machinio. The Machinio Plan was approved by Machinio’s stockholders before acquisition but was not approved by the Company’s stockholders as permitted by applicable rules. There are no securities remaining available for future issuance under the Machinio Plan.
(5)	Includes 618,947 unvested shares of restricted stock outstanding as of September 30, 2018 that were issued pursuant to awards granted under the Machinio Plan.

2014 Machinio Corp. Stock Incentive Plan

We assumed the Machinio Plan with our acquisition of Machinio (the “Acquisition”) on July 10, 2018. The Machinio Plan permits the grant of stock options, restricted stock awards and unrestricted stock awards to Machinio’s officers, employees, directors and consultants. A person is not eligible to receive an award under the Machinio Plan if such person was employed, immediately before the Acquisition, by the Company or any of its subsidiaries.

As of July 10, 2018, all outstanding, vested, in-the-money options under the Machinio Plan were converted into the right to receive cash, net of exercise price. In-the-money unvested stock options were converted into non-qualified options to purchase the Company’s common stock. Out-of-the-money options were cancelled. We also assumed the Machinio Plan and the remaining shares reserved for issuance under the Machinio Plan were converted into shares of the Company’s common stock. These shares were issued under the Machinio Plan to employees of Machinio immediately following the Acquisition as restricted stock awards. A copy of the Machinio Plan is included as Exhibit 10.1 to the Company’s Form S-8 Registration Statement filed with the SEC on July 10, 2018. We do not intend to grant any future awards under the Machinio Plan.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under Securities Exchange Act Rule 14a-8, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2018 Annual Meeting of Stockholders, the proposal must comply with Rule 14a-8 and must be received by us at our principal executive offices at 6931 Arlington Road, Suite 200, Bethesda, MD 20814, to the attention of the Corporate Secretary, no later than September 23, 2019.

In addition, our bylaws contain certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders, other than non-binding proposals presented under Securities Exchange Act Rule 14a-8. These procedures provide that for nominations or other business to be properly brought before an annual meeting by a stockholder:

•	the stockholder must have given timely notice thereof in writing to our Corporate Secretary;
•	such business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware;
•	if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided us with a Solicitation Notice, as that term is defined below, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice; and
•	if no Solicitation Notice has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 or more than 120 days prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. Therefore, in order to be considered timely with respect to the 2020 Annual Meeting of Stockholders, it must be received no earlier than October 24, 2019 and no later than November 23, 2019.

If, however, the date of the Annual Meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s Annual Meeting, notice by the stockholder must be delivered no earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of:

•	the 90th day prior to such Annual Meeting, or
•	the 10th day following the day on which public announcement of the date of such meeting is first made.

In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period or extend any time period for the giving of a stockholder’s notice as described above.

In addition, notwithstanding the above timelines, in the event that the number of directors to be elected to the Board is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first made such public announcement.

Such notice shall set forth the following information:

•	as to each person who the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to being named in the proxy statement as nominee and to serve as director if elected;
•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;
•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
•	the name and address of such stockholder, as they appear on our books, and of such beneficial owner;
•	the class and number of shares of our stock that are owned beneficially and of record by such stockholder and such beneficial owner; and
•	a representation that either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect such nominee or nominees (an affirmative statement of such intent is referred to as a “Solicitation Notice”).

If any proposed nomination or business is not in compliance with the foregoing procedures, the chairman of the meeting has the power to declare that any defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

Stockholders must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. These procedures do not affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ANNUAL REPORT

Our Annual Report to stockholders on Form 10-K for the fiscal year ended September 30, 2018 is included with these proxy solicitation materials. A copy of our Annual Report, including the financial statements and the financial statement schedules included therein, is also available without charge by visiting our website, www.liquidityservices.com, or upon written request to us at Liquidity Services, Inc., 6931 Arlington Road, Suite 200, Bethesda, MD 20814, Attn: Corporate Secretary. The Company’s copying costs will be charged if copies of exhibits to the Annual Report are requested.

LIQUIDITY SERVICES

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - William P. Angrick, III	☐	☐	02 - Edward J. Kolodzieski	☐	☐

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal 2019.	☐	☐	☐
3. Approval of an advisory resolution on executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 4 0 1 1 1 0 2

02YQ5B

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

LIQUIDITY SERVICES

Proxy — Liquidity Services, Inc.

ANNUAL MEETING OF STOCKHOLDERS
FEBRUARY 21, 2019

Solicited on behalf of the Board of Directors of Liquidity Services, Inc.

William P. Angrick, III and Mark A. Shaffer, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Liquidity Services, Inc. to be held on February 21, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder in accordance with the specifications made on the reverse side. If no such directions are indicated, the Proxies will have authority to vote FOR all of the nominees listed and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Please sign on the reverse side and return this proxy in the enclosed envelope.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.